Filed pursuant to Rule 424(b)(3)
Registration No. 333-133377

PROSPECTUS SUPPLEMENT NO. 19

to prospectus dated July 26, 2006

DEER VALLEY CORPORATION

Up to 43,556,851 Shares

Common Stock

This prospectus supplement supplements information contained in the prospectus dated July 26, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 43,556,851 shares of our common stock. This prospectus supplement includes our attached 10-K Annual Report, which was filed with the U.S. Securities and Exchange Commission on March 31, 2010.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated July 26, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 26, 2006, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 10 of the prospectus dated July 26, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2009

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 000-05388

DEER VALLEY CORPORATION

(Exact name of Registrant as specified in its charter)

Florida	20-5256635
(State of Incorporation)	(I.R.S. employer identification no.)

3111 W. Dr. MLK Blvd., Ste 100, Tampa, FL	33607
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 418-5250

Securities registered under 12(b) of the Exchange Act: None

Securities registered under 12 (g) of the Exchange Act: Common Stock, par value $0.001

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Check whether the issuer is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes  ☐    No  ☒

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No   ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the Registrant is a shell company.    Yes  ☐    No  ☒

The issuer’s revenues for its most recent fiscal year were $27,605,315. The aggregate market value of the voting and non-voting common equity held by non-affiliates as of March 16, 2010 was $3,287,8751. The number of shares outstanding of the Registrant’s common stock as of March 16, 2010 was 17,449,517.

[1]

Market value based upon sales occurring on June 30, 2009. Calculation does not account for common shares issuable upon conversion of convertible preferred stock or exercise of common stock purchase warrants.

DEER VALLEY CORPORATION

2009 FORM 10-K

PART I

Special Note Regarding Forward-Looking Statements

Information included or incorporated by reference in this Annual Report on Form 10-K may contain forward-looking statements. This information may involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.

ITEM 1.	DESCRIPTION OF BUSINESS

Unless otherwise indicated or the context otherwise requires, all references below in this filing to “we,” “us,” the “Company,” and “Deer Valley” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc. (“DVH”), an Alabama corporation formed in January 2004 and Deer Valley Financial Corp (“DVFC”), a Florida corporation formed in September 2009.

General

The Company, under the name Cytation Corporation, was incorporated under the laws of Delaware on November 1, 1999. In the first quarter of 2005, the Company discontinued all prior business operations except finding an appropriate private entity with which it could acquire or merge.

During the first quarter of 2006, the Company entered into the Securities Purchase and Share Exchange Agreement, which, among other matters, resulted in the Company raising in excess of $7,400,000 in exchange for the issuance of its Series A Convertible Preferred Stock, Series A Common Stock Purchase Warrants, and Series B Common Stock Purchase Warrants.

Contemporaneous with the completion of the Series A Preferred Offering and Share Exchange, Deer Valley Acquisition Corp (“DVA”), a wholly owned subsidiary of the Company, acquired 100% of the issued and outstanding capital stock of DVH. On July 24, 2006 the Company held a Special Meeting of Stockholders not in lieu of an annual meeting at which time it obtained the approval of an amendment to the Company’s Certificate of Incorporation to change the name of the Company from Cytation Corporation to Deer Valley Corporation.

Business of the Issuer

Overview

The Company, through its wholly owned subsidiaries Deer Valley Homebuilders, Inc. (“DVH”) and Deer Valley Financial Corp (“DVFC”), designs, manufactures and provides dealer inventory-secured financing for manufactured homes. The Company’s manufacturing plant located in Guin, Alabama, produces homes which are marketed in 15 states through a network of independent dealers, builders, developers and government agencies located primarily in the southeastern and south central regions of the United States. Short-term inventory-secured loan financing is offered to qualified retail dealers and developers, through DVFC, a new wholly owned subsidiary created in the fourth quarter 2009. The Company does not maintain separate operating segments for regions and does not separately report financial information by geographic sales area because they are similar products using similar production techniques and sold to the same class of customer. The Company owns a separate idled manufacturing plant in Sulligent, Alabama.

In recent years, the HUD Code housing industry has suffered a downturn in sales as a result of a tightening of credit standards, restricted availability of retail and wholesale financing, excessive inventory levels and zoning restrictions in certain urban and coastal areas. This industry decline began in 1999, approximately five years before we successfully began our business in January, 2004. We were able to launch and grow our business during this period of industry decline by focusing on efficient manufacturing processes, engineering leading industry products, experienced and capable relations oriented sales and management teams, stringent cost controls, and attention to dealer support, customer satisfaction, and service efforts.

The Company’s executives are continuing to focus on matters relating to challenges faced by our industry and the general economy. (i) Throughout 2009 management has been addressing the well-publicized slowdown in the housing industry by adjusting capacity with market demand. The Company will continue to monitor demand and may take additional steps to adjust capacity based on our views of and direction of the industry. (ii) In recognition of an important trend in the housing market toward modular homes and the recurring need for emergency housing as part of the Company’s strategic plan, management will continue to increase the Company’s involvement in the modular segment of the factory-built housing industry. The Company believes that establishing alternative distribution channels will add stability and position the company for growth when market conditions improve. The Company has targeted the production of smaller units (less than 3,000 square feet) that are readily producible, in a cost efficient manner, using the Company’s existing manufacturing capabilities. The Company sells these models to large tract developers, government agencies and individuals through independent dealers. (iii) Management is addressing the reduced availability of “dealer inventory financing” with a newly created wholly owned subsidiary, Deer Valley Finance Corp (DVFC). The subsidiary was created to provide short-term inventory-secured loans to qualified retail dealers and developers. (iv) The Company continues to focus on operating activities to improve manufacturing efficiencies, reduce overall costs and increase gross margins.

Recent Industry and Company Developments

In April 2008, the Company was awarded a $16.1 million contract to build more than 120 twin-town home units for first phase of a multi-phase 264-acre master-planned residential rental community called Savanna Trials in Ocean Springs, Mississippi by M&C Development LLC. Construction and delivery of the first homes in Phase I of the development began in the second quarter of 2008. Through December 31, 2009 the Company has delivered 31 twin-town home units and received approximately $4.0 million based on deliveries on the contract. During 2009 the project developer experienced delays and the completion date is unknown at this time. There has been no activity on the contract since October 2009. Due to prevailing market conditions and history of delays the Company is unable to predict when project delays will be resolved or whether it will be awarded additional contracts for other development phases of the community.

Addressing the industry decline in shipments of manufactured homes, on September 22, 2008, the Company idled its Sulligent, Alabama plant and thereafter consolidated its production operations at the Company’s larger plant located in Guin, Alabama in order to address the continuing constriction of the retail housing market. The consolidation with the Guin, Alabama plant was contemporaneous with certain staff reductions necessary to align the Company’s production capacity with estimated sales levels for the next several quarters. As the Sulligent, Alabama plant does not represent a separate operating segment of the Company and no plans exist to dispose of the plant, the Company has not separately accounted for the Sulligent Plant as a discontinued operation in its financial statements.

The nation-wide credit crisis has resulted in a precipitous reduction in the availability of inventory financing for retail outlets in the factory built housing industry. In late 2008, the Company received advisories from national financial service companies which provide “inventory-secured financing” for the majority of the Company’s independent retail dealers of HUD-Code homes. Because of the worldwide volatility and disruption in the capital markets, these traditional lenders have terminated, reduced or modified their retail dealer financing programs in an effort to reduce their asset based portfolios. This reduction in credit facilities has impaired the short-term marketing thrust and the long-term viability of many independent dealers and residential developers including some who distribute Deer Valley Homes.

Management is addressing the reduced availability of “dealer inventory financing” by the creation of Deer Valley Finance Corp. (DVFC), a new, wholly owned subsidiary. The subsidiary was created in the fourth quarter 2009 to provide short-term inventory-secured loans to qualified retail dealers and developers. Through the establishment of the new financial subsidiary, Deer Valley is aggressively moving to counter the credit squeeze that many of the Company’s existing dealers are experiencing. The existence of DVFC also positions the Company to potentially gain “shelf space” at additional independent dealer sales centers in regions where the Company is not currently represented. The Company will fund the new financial subsidiary through the reallocation of existing cash reserves in combination with funds available from an enhanced commercial bank credit facility with Fifth Third Bank. Administrative services for DVFC’s new inventory-secured loan program are provided by Triad Financial Services, Inc. (“Triad”) of Jacksonville, Florida.

On October 14, 2009, Deer Valley entered into Revolving Credit Loan and Security Agreement with Fifth Third Bank, which provides for a revolving line of credit in an amount not to exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the “$7,500,000 Loan”). The $7,500,000 Loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. The purpose of the $7,500,000 Loan is to provide display model financing for dealers of the products produced by DVHB. Said financing will be provided through DVC’s new subsidiary DVFC, and administration of individual dealer loans will initially be handled by a third party administrator. The $7,500,000 Loan has a two year term and has a variable interest rate at 4.00% above LIBOR. An event of default such as non-payment of amounts when due under the loan agreement or a breach of a covenant may accelerate the maturity date of the facility. The facility provides for conditions to meet prior to each advance, including financial ratios.

On October 14, 2009, Deer Valley entered into Revolving Credit Loan and Security Agreement with Fifth Third Bank, which provides for a revolving line of credit in an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) (the “$5,000,000 Loan”). The $5,000,000 Loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. The $5,000,000 Loan is to be utilized for short term working capital financing, letters of credit and as a bridge loan on financing the sale of retail units by DVHB. Said financing will be provided through DVC’s new subsidiary DVFC, and administration of individual dealer loans will initially be handled by a third party administrator. The $5,000,000 Loan has a two year term and has a variable interest rate at 2.50% above LIBOR. An event of default such as non-payment of amounts when due under the loan agreement or a breach of a covenant may accelerate the maturity date of the facility. The facility provides for conditions to meet prior to each advance, including financial ratios.

The Company’s Board of Directors has taken several strategic initiatives to improve shareholder value through a series of anti-dilutive securities repurchases. The Company expects the net result of these initiatives to contribute to greater per share earnings which will inherently create greater shareholder value.

In its first action in the series, the Board authorized the repurchase of a block of 2 million shares of the Company’s common stock being held in escrow for the benefit of the former owners and current managers of the Company’s primary operating subsidiary (the “Escrowed Shares”). Pursuant to the Earnout Agreement dated January 18, 2006, as amended (the (Earnout Agreement”), the Escrowed Shares were issued in December 2007 and were being held in escrow until the scheduled release date, January 18, 2011. The Board authorized the repurchase of the Escrowed Shares for $0.35/share (an aggregate of $700,000). The purchase price of $700,000 will replace the shares in escrow. Note: The Company had previously guaranteed that at the time of the escrow release, the total value of the escrow account assets would be equal to or greater than $2 million (the “escrow shortfall obligation”). The escrow shortfall obligation is recorded as a put liability of $1,323,844 on the Company’s balance sheet for the year ended December 31, 2009, contained in this filing. Through action taken in February 2010, the Board has given notice that the Company will exercise its option to satisfy the “escrow shortfall obligation” with a cash payment of $1,300,000 thus eliminating the potential for any share dilution related to the escrow value guarantee. Pursuant to the Second Amendment to the Earnout Agreement effective as of February 26, 2010, the escrowed funds will be released, and the “escrow shortfall obligation” will be paid, to the beneficiaries on or about December 31, 2010.

In a second action, the Board approved the repurchase and cancellation of one entire class of options that granted the holders the right to purchase an aggregate of 700,000 common shares at strike prices evenly divided between $1.09 and $1.14. The entire repurchase was accomplished for the nominal sum of $700. The repurchase and cancellation of these options, all of which were formerly held by members of the Board, was another step toward simplifying the Company’s capital structure and the elimination of a potential source of future earnings dilution.

In a third action to improve shareholder value in the near term and to further reduce future earnings dilution, the Board authorized a limited share repurchase program allowing for the occasional open market purchase of the Company’s common shares to a maximum cumulative expenditure of $500,000.

Manufacturing Operations

We produce all of our factory built homes at our plant in Guin, Alabama, which is functioning on a eight-hour shift, five-day work week. The Company’s average production rate was approximately 20 “floors” produced per week, during the fourth quarter of 2009 and approximately 18 “floors” produced per week for the fiscal year 2009. As of December 31, 2009, our backlog of orders stood at 11 days.

Our plant in Guin, Alabama operated at a capacity of 59% and 52% during the quarter ended December 31, 2009 and the fiscal year ended December 31, 2009, respectively. We have one idle plant located in Sulligent, Alabama.

The Company manufacturers homes that are designed as primary residences ready for immediate occupancy. The homes, most of which are customized at the companies factory to the home buyers specifications, are constructed with many of the same components and building materials used in site-built homes. The Company has concentrated on the medium to higher priced segments of the manufactured housing market.

While our HUD Code and modular homes are constructed with many of the same components and building materials used in site-built homes, we utilize a cost-efficient assembly line manufacturing process which enables us to produce a quality home at a significantly lower cost per square foot than a traditional, site-built home. Lower cost are achieved through bulk quantity purchase of building materials, production workforce is trained and managed more efficiently and effectively than the system of contract labor typical in the construction industry and the indoor building process allows work crews to avoid delays caused by outside factors, such as inclement weather, vandalism and theft, that are common at traditional home sites.

The principal raw materials used in the production of HUD Code and modular homes include wood, wood products, panels, steel, sheetrock, vinyl siding, gypsum wallboard, fiberglass insulation, carpet, appliances, electrical items, windows, roofing materials, electrical supplies, roof trusses, and plumbing fixtures. We believe that the raw materials used in the production of our factory-built homes are readily available from a wide variety of suppliers and that the loss of any single supplier would not have a material adverse effect on our business.

Because the cost of transporting a factory-built home is significant, substantially all of our homes are sold to dealers within a 500 mile radius of our manufacturing facility. DVH arranges, at dealers’ expense, for the transportation of finished homes to dealer locations using independent trucking companies. Customary sales terms are cash-on-delivery or guaranteed payment from a inventory-secured financing source. Dealers or other independent installers are responsible for placing the home on site and connecting utilities.

Backlog of Orders and Sales Policies

Substantially all production of our factory-built homes is initiated against specific orders. As of December 31, 2009, our total backlog of orders stood at $1,250,000, compared to $1,400,000 at December 31, 2008. Dealer orders are subject to cancellation prior to commencement of production, and we do not consider our backlog to be firm orders. Because we operate in an industry where order lead times are extremely short, we do not view backlog at any point in time to be indicative of the level of our future revenues.

Sales of our HUD Code homes are made to dealers either through inventory-secured financing arrangements with a financial institution, DVFC or on a cash basis. When a home is purchased, we receive payment either directly from the dealer or from a financial institution which has agreed to finance dealer purchases of our manufactured homes. As is customary in our industry, many financial institutions that finance dealer purchases require that we execute a repurchase agreement which provides that, in the event a dealer defaults on its repayment of the financing arrangement, we agree to repurchase the manufactured home from the financing institution, in accordance with a declining repurchase price schedule that is mutually agreed upon. Because we do not build significant inventories of either finished goods or raw materials and because we initiate production against a specific product order, we do not have significant inventories or a backlog of product orders.

Products

We currently manufacture and sell both single-section and multi-section models, with the substantial majority of our products being multi-section HUD Code homes. Ninety-seven percent of the HUD Code homes we produced in 2009 consisted of multi-section units. We offer over 35 different floor plans, ranging in size from approximately 840 to 3,030 square feet. We are constantly introducing new designs, features and accessories to appeal to changing trends and consumer feedback. Many of our homes are customized to homebuyers’ specifications and have features associated with site-built homes, such as central heating, name-brand appliances, carpeting, cabinets, walk-in closets, wall coverings, porches, 1/2 inch drywall, thermally sealed double-paned low-e windows, enhanced insulation, oak cabinets, and six inch exterior wall construction standards. We believe that our willingness to offer heavy built construction standards and customize floor plans and design features to match homebuyers’ preferences is a principal factor which differentiates us from our competitors.

Green construction processes and environmentally-friendly building materials are part of our home building process. We offer only energy efficient, heavy built homes that exceed industry standards for construction thresholds. Managing material selections, air quality issues and recycling strategies during the manufacturing process are all part of our effective green building strategy.

Each HUD Code home typically includes three to five bedrooms, a great room which functions as a living room, family room, and dining room, a kitchen, and two or three bathrooms and features central air conditioning and heating, a water heater, a dishwasher, a refrigerator, a microwave, a cook top/range, and an oven. We offer a wide range of colors, moldings, and finishes and provide optional features including fireplaces, wood floors, and modern kitchen counter-tops. We continue to modify and improve the design of our HUD Code homes in consultation with our sales representatives and independent dealer network. We also utilize computer-aided and other design methods in an effort to continuously improve the design of our HUD Code homes and to permit our customers to customize their purchases.

The Company continues to expand its product offerings in its modular home line. The homes are currently offered in five states: Alabama, Mississippi, Louisiana, Arkansas and Tennessee. These modular homes include front load porch designs to accommodate the narrow lot lines typical in coastal areas. Our modular homes are constructed to withstand a 110 mile per hour wind load. In addition, we offer an optional 140 mile per hour wind load feature on our modular homes. The Company is seeking to expand into other states with new designs to fulfill the demand among builders and developers for factory-built structures. Typical features in our modular homes include “heavy built” construction very similar to Deer Valley Homebuilders, Inc.’s other offerings. The Company will perform customization in this line of modular homes, as each builder has different needs.

Our modular homes must be constructed in accordance with the local building codes in effect at the point of delivery. These codes vary from state to state and also within states. We build our modular homes to the standards of the International Residential Code (“IRC”). The IRC has been adopted wholesale by several states and by selected localities in many others.

Our two and three-bedroom cottages which we contracted to manufacture for the State of Mississippi are designed and manufactured to meet the requirements of both the HUD Code and the International Residential Code. As a result, such cottages can either remain on an integrated steel frame and axle or be joined to a permanent foundation.

Due to the nature of our business, we do not have a significant formal research and development program and we do not allocate significant funds for research and development activities.

Deer Valley is focused on designing affordable factory-built homes with features and construction standards comparable to site-built homes. In addition to offering the consumer options specified in the preceding paragraph, Deer Valley generally offers extensive customization of floor plan designs and exterior elevations to meet specific customer preferences. The following table sets forth certain sales information for 2009 and 2008:

Floor Shipments	2009	2008
HUD-Code	712	1474
Modular	182	159
MEMA Cottages	0	275
Total	894	1908

Independent Dealer Network, Sales and Marketing

As of the date of this filing, we had approximately 70 participating independent dealers marketing our factory-built homes at around 80 locations. Our independent dealers are not required to exclusively sell our homes and will typically choose to offer the products of other manufacturers in addition to ours. We do not have written exclusive agreements with our independent dealers and do not have any control over the operations of, or financial interest in, any of our independent dealers. In 2009, our largest dealer location accounted for approximately 18% of our sales.

We believe that our independent dealer network enables us to avoid the substantial investment in management, capital, and overhead associated with company-owned sales centers. Although we do not rely upon exclusive dealer arrangements, we typically rely upon a single dealer within a given geographical market to distribute our products. We believe our strategy of selling our homes through independent dealers helps to ensure that our homes are competitive with those of other companies in terms of quality, consumer acceptability, product design, and price.

During the fiscal year ended December 31, 2009, we estimate that the percentage of our revenues by region was as follows:

Regions	Primary States	Percentage of Revenue by Region
East South Central	Alabama, Kentucky, Mississippi, Tennessee	31%
West South Central	Arkansas, Louisiana, Oklahoma, Texas	56%
South Atlantic	Florida, Georgia, West Virginia	7%
North Central	Illinois, Indiana, Missouri	6%

Our sales staff maintains and monitors our relationships with each independent retailer in an effort to maintain excellent relationships with our network of independent dealers. Approximately 87% of our sales were to dealers operating in the East South Central and West South Central regions.

Sales information provided above is merely a geographic indicator to the reader of where the Company’s products are sold by region. The Company does not maintain separate operating segments and does not separately report financial information, by geographic sales area or otherwise, for separate operating segments.

Continuing Operations

Factory-Built Homes - Industry Trends

Due to the difficult financing environment for chattel financing of HUD Code homes nationwide, the industry has been trending toward more conventional mortgage financing for land and homes. Chattel financing is personal property financing secured only by the home and not by the underlying land on which the home is sited. In contrast, “land and home” financing is real property financing secured by the home and by the underlying land on which the home is placed.

The well-publicized slowdown in the housing industry has yet to stabilize and HUD Code homes are not immune from this trend. Excess site-built home inventory has had an adverse impact on the contingency contract process, wherein potential homebuyers must sell their existing site-built home in order to facilitate the purchase of a new manufactured home. In addition, many on-site home builders with high inventory levels are offering sizeable incentives to homebuyers, creating added competition for the factory-built housing industry. Also, competition from sales of repossessed site-built homes has negatively impacted retail sales of new manufactured homes.

Due to the difficult economic, financing and credit conditions the manufactured housing industry and the Company continue to operate at low production and shipment levels. National home shipments for the industry as a whole were down 39% for the calendar year 2009, compared to prior year. Until there is an infusion of new and competitive finance resources into the manufactured housing market any meaningful expansion in the industry will be delayed.

Economic pressures during 2009 have caused some dealers in the Company’s network to cease doing business. The Company typically replaces any non-operating dealers with other dealers in or around the area. However, this trend may continue in the near future presenting an ongoing risk to the Company.

Warranties, Quality Control, and Service

We endeavor to adhere to strict quality standards and continuously refine our production procedures. In addition, in accordance with the construction codes promulgated by HUD, an independent HUD-approved, third-party inspector inspects each HUD Code home for compliance during construction at our manufacturing facilities.

We provide initial home buyers with a one-year limited warranty against manufacturing defects in the home’s construction. In addition, direct warranties are often provided by the manufacturers of components and appliances.

We have experienced quality assurance personnel at our manufacturing facility who provide on-site service to dealers and home buyers. We continuously work to enhance our quality assurance systems, placing high emphasis on improving the value and appeal of our homes and reducing consumer warranty claims.

Independent Dealer Financing

The majority of our independent dealers finance their purchases through “inventory-secured financing” arrangements under which a financial institution provides the dealer with a loan for the purchase price of the home and maintains a security interest in the home as collateral. The nation-wide credit crisis has resulted in a precipitous reduction in the availability of inventory financing for retail outlets in the factory built housing industry. In late 2008, the Company received advisories from national financial service companies which provide “inventory-secured financing” for the majority of the Company’s independent retail dealers of HUD-Code homes. Because of the worldwide volatility and disruption in the capital markets, these traditional lenders have terminated, reduced or modified their retail dealer financing programs in an effort to reduce their asset based portfolios. This reduced availability of wholesale financing has resulted in reduced sales to independent dealers and residential developers during 2009.

Management is addressing the reduced availability of “dealer inventory financing” by the creation of Deer Valley Finance Corp. (DVFC), a new, wholly owned subsidiary. The subsidiary was created to provide short-term inventory-secured loans to qualified retail dealers and developers. Through the establishment of the new financial subsidiary, Deer Valley is aggressively moving to counter the credit squeeze that many of the Company’s existing dealers are experiencing. The existence of DVFC also positions the Company to potentially gain “shelf space” at additional independent dealer sales centers in regions where the Company is not currently represented. The Company will fund the new financial subsidiary through the reallocation of existing cash reserves in combination with funds available from an enhanced commercial bank credit facility with Fifth Third Bank. Administrative services for DVFC’s new inventory-secured loan program are provided by Triad Financial Services, Inc. (“Triad”) of Jacksonville, Florida.

In connection with a inventory-secured financing arrangement, the financial institution that provides the independent dealer financing customarily requires DVH to enter into a separate repurchase agreement with the financial institution, under which DVH is obligated, upon default by the independent dealer, to repurchase the home at the original invoice price less the cost of all damaged/missing items, plus certain administrative and shipping expenses. The repurchase agreement relates to homes located on an authorized dealer’s lot and in new, sellable condition. As a result, the potential repurchase liability may be offset by the value of the repurchased house. The risk of loss which we face under these repurchase agreements is also lessened by additional factors listed under Item 7 of this filing, at “Reserve for Repurchase Commitments.”

As of December 31, 2009, DVH’s contingent repurchase liability under inventory-secured financing arrangements through independent dealers was approximately $8,240,000. While homes repurchased by DVH under inventory-secured financing arrangements are usually sold to other dealers, no assurance can be given that DVH will be able to sell to other dealers homes which it may be obligated to repurchase in the future or that DVH will not suffer more losses with respect to, and as a consequence of, those arrangements than we have accrued in our financial statements.

Competition

The factory-built housing industry is highly competitive at both the manufacturing and retail levels, with competition based upon numerous factors, including total price to the dealer, customization to homeowners’ preferences, product features, quality, warranty repair service, and the terms of dealer and retail customer financing. We have many competitors, ranging from very large, experienced, and well-financed companies to small, specialized manufacturers. Numerous firms produce HUD Code homes and modular homes in the southeastern and south central United States, many of which are in direct competition with us. In addition, certain of our competitors provide retail customers with financing from captive finance subsidiaries.

HUD Code and modular homes also compete with other forms of housing, including site-built and prefabricated homes. Historically, HUD Code housing has had a price advantage over these other forms of housing. That advantage has deteriorated, however, as the credit market in the HUD Code housing industry has, at both the retail and wholesale levels, continued to tighten, while interest rates for site-built houses in recent years have been at historic lows, thus increasing the competitive pressures on HUD Code housing.

The capital requirements for entry as a producer in the factory-built housing industry are relatively small in comparison to potential revenue. However, we believe that entry into the industry may be more difficult due to the repurchase requirements imposed by the inventory-secured financing obtained by dealers. In addition, we believe that the qualifications for obtaining inventory financing, which are based upon the financial strength of the manufacturer and each of its dealers, have recently become more difficult to meet due to the departure of financial institutions from the market and efforts of our competitors to add dealers to their sales network.

We believe that our willingness to customize floor plans and design features to match customer preferences, offer inventory-secured financing to qualified dealers and developers, offer factory-provided trim-out and installation services, and provide efficient customer service differentiate us from most of our competitors in the factory-built housing industry. By focusing our manufacturing efforts exclusively on HUD Code homes and modular homes on a cost-effective basis and by relying upon our strong network of regional independent dealers within our geographical market, we have been able to minimize our administrative and marketing expenses while providing our customers with a competitively priced product that maximizes value for the purchase price paid for the home. In addition, we maintain close relationships with each of our independent dealers and carefully monitor our service responsibilities to the customers who purchase a factory-built home from us.

We compete with other manufacturers, some of which maintain their own wholesale (dealer) and retail (consumer) financing subsidiaries. Companies with greater access to inventory-secured financing and retail financing could have a significant market advantage.

Regulation

Deer Valley’s factory-built homes are subject to a number of federal, state and local laws. Construction of HUD Code homes is governed by the National Manufactured Housing Construction and Safety Standards Act of 1974 (“1974 Act”). In 1976, HUD issued regulations under the 1974 Act establishing comprehensive national construction standards. The HUD regulations cover all aspects of HUD Code home construction, including structural integrity, fire safety, wind loads, thermal protection, plumbing, and electrical work. Such regulations preempt conflicting state and local regulations. Our manufacturing facilities and the plans and specifications of our HUD Code homes have been approved by a HUD-designated inspection agency. An independent, HUD-approved, third-party inspector checks each of our HUD Code homes for compliance during at least one phase of construction. In 1994, HUD amended construction safety standards to improve the wind force resistance of HUD Code homes sold for occupancy in coastal areas prone to hurricanes. Failure to comply with the HUD regulations could expose us to a wide variety of sanctions, including closing our manufacturing plants. We believe that our HUD Code homes meet or surpass all present HUD requirements.

HUD Code, modular, and site-built homes are all built with oriented strand board, paneling, and other products that contain formaldehyde resins. Since February 1985, HUD has regulated the allowable concentration of formaldehyde in certain products used in factory-built homes and requires manufacturers to warn purchasers concerning formaldehyde-associated risks. We currently use materials in our factory-built homes that meet HUD standards for formaldehyde emissions and that otherwise comply with HUD regulations in this regard. In addition, certain components of factory-built homes are subject to regulation by the Consumer Product Safety Commission (“CPSC”), which is empowered to ban the use of component materials believed to be hazardous to health and to require the manufacturer to repair defects in components of its homes. The CPSC, the Environmental Protection Agency, and other governmental agencies are evaluating the effects of formaldehyde. In February 1983, the Federal Trade Commission adopted regulations requiring disclosure of HUD Code home’s insulation specifications.

Our HUD Code and modular homes are also subject to local zoning and housing regulations. Utility connections are subject to state and local regulation, which must be followed by the dealer or other person installing the home. A number of states require HUD Code and modular home producers to post bonds to ensure the satisfaction of consumer warranty claims. Several states have adopted procedures governing the installation of HUD Code and modular homes. We have complied with these requirements in Alabama, Mississippi, Louisiana, Arkansas, Georgia, Florida, Tennessee, Kentucky, Indiana, Illinois, Missouri, Oklahoma, and Texas. Many of these states require that companies renew their compliance or notify the state after a change in ownership. We are taking the steps necessary to remain in compliance with these state laws.

There are no special or unusual environmental laws or regulations which require us to make material expenditures or which can be expected to materially impact the operation of our business.

Patents and Licenses

We do not rely upon any significant patent rights, licenses or franchises under the trademarks or patents of any other person or entity in conducting our business. While DVH utilizes the mark “Deer Valley” and “Deer Valley Homebuilders” as Company trademarks in marketing its factory-built homes, we do not own any trademarks or patents registered with the United States Patent and Trademark Office. However, we have applied for trademark protection for “Deer Valley Homebuilders, Inc.” with the United States Patent and Trademark Office.

Employees

As of December 31, 2009, we had 308 employees, all of whom are full-time. None of our employees are represented by a labor union and we consider our relationships with our employees to be good.

ITEM 2.	DESCRIPTION OF PROPERTY

The Company’s executive and operating offices are located at 3111 W. Dr. MLK Blvd., Ste 100, Tampa, FL 33607, which were formerly located at 4218 W. Linbaugh Avenue, Tampa, FL 33634. The Company moved its offices to the new location in 2008. The telephone number at the Company’s executive offices is (813) 885-5998. DVH’s principal manufacturing plant and offices are located at 205 Carriage Street, Guin, Alabama 35563 (the “Guin Property”), and its telephone number is (205) 468-8400. DVH’s principal manufacturing plant and company offices consist of a manufacturing plant with 107,511 square feet, a frame shop with 10,800 square feet, material shed of 23,172 square feet and offices with 11,250 square feet of space. DVH owns the buildings and 25.5 acres underlying these facilities. DVH has executed a mortgage on the Guin Property in favor of a national bank. In addition, DVH owns an idled manufacturing facility with a 65,992 square foot manufacturing plant located on approximately 13 acres of land in Sulligent, Alabama (the “Sulligent Property”). The Sulligent Property was idled in September 2008.

We believe that the general physical condition of our manufacturing facilities and executive offices is adequate to satisfy our current production needs. Accordingly, there are no present plans to improve or develop any of the unimproved or undeveloped portions of the Guin or Sulligent Properties.

Except for ownership of the manufacturing facilities we occupy or intend to occupy, we do not invest in real estate or real estate mortgages. It is not our policy to acquire properties for capital gain or rental income. In our opinion, we have sufficient property insurance for our property.

ITEM 3.	LEGAL PROCEEDINGS

Although the Company in the normal course of business is subject to claims and litigation, the Company is not a party to any material legal proceeding nor is the Company aware of any circumstance which may reasonably lead a third party to initiate legal proceeding against the Company.

As of the date of this filing, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers, or affiliates are a party adverse to us or which have a material interest adverse to us.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

During the fourth quarter of the fiscal year which ended on December 31, 2009, no matter was submitted to a vote of security holders.

PART II

ITEM 5.	MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND SMALL BUSINESS ISSUER REPURCHASES OF SECURITIES

Market Information

Our common stock trades on the OTC Bulletin Board under the trading symbol “DVLY.” The figures set forth below reflect the quarterly high and low bid information for shares of our common stock during the last two fiscal years, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices without retail markup, markdown, or commission, and may not represent actual transactions. Please note that the board of directors approved a two-for-one stock dividend on November 4, 2005, payable to shareholders of record as of November 14, 2005, which doubled the numbers of shares outstanding.

2008 Quarter Ended	High	Low
December 31, 2008	$1.28	$.70
September 30, 2008	$1.30	$.90
June 30, 2008	$1.05	$.90
March 31, 2008	$1.00	$.77

2009 Quarter Ended
December 31, 2009	$.94	$.35
September 30, 2009	$1.00	$.55
June 30, 2009	$1.20	$.35
March 31, 2009	$1.20	$1.20

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT ABILITY TO RESELL SHARES. Our common stock is subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are securities with a price of less than $ 5.00 other than securities registered on certain national exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock regulations require the broker-dealer to deliver prior to any transaction involving the penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with the respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Holders Of Common Stock

On March 16, 2010, there were 320 registered holders or persons otherwise entitled to hold our common shares pursuant to a shareholders’ list provided by our transfer agent, Computershare Investor Services, N.A. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name.

Dividends

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends to holder of common stock will depend upon our results of operations, financial condition, cash requirements, and other factors deemed relevant by our Board of Directors.

Securities Authorized For Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	700,000	$1.115	1,100,000

Total	700,000	$1.115	1,100,000

On September 7, 2007, the Company’s Board of Directors ratified the Company’s 2007 Long Term Incentive Plan (the “2007 Incentive Plan”). The 2007 Incentive Plan was effective as of July 1, 2007. A maximum of 1,800,000 shares of common stock has been authorized to be issued under the 2007 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization. Of this amount, no more than 1,000,000 shares of common stock may be issued as incentive stock options.

Pursuant to the 2007 Incentive Plan, each of the seven members of the Board of Directors was issued an option exercisable for 50,000 shares of the Company’s common stock, at an exercise price of $1.14. Such options were approved at a meeting of the Board of Directors in March 2007 and were effective as of July 1, 2007. In addition, under the 2007 Incentive Plan, each of the seven members of the Board of Directors was issued an option exercisable for 50,000 shares of the Company’s common stock, at an exercise price of $1.09. Such options were approved at a meeting of the Board of Directors on September 7, 2007 and were effective as of September 7, 2007.

The Company did not issue any stock options or warrants pursuant to an equity compensation plan during 2009 or 2008.

In February 2010, the Company’s Board of Directors approved the repurchase and cancellation of all of the options referenced in column (a) of the Equity Compensation Plan Information Table above. All of such options were repurchased for the nominal sum of $700.

Recent Sales of Unregistered Securities

Except as reported in previous filings, we did not sell any securities in transactions which were not registered under the Securities Act in the fiscal year ended December 31, 2009.

ITEM 6.	SELECTED FINANCIAL DATA. Not Applicable.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Notice Regarding Forward Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This filing contains a number of forward-looking statements which reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, events, or developments which management expects or anticipates will or may occur in the future, including statements related to distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks to be discussed in our Registration Statement on Form SB-2 filed on April 19, 2006, as subsequently amended or supplemented, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

The Company, through its wholly owned subsidiaries Deer Valley Homebuilders, Inc. (“DVH”) and Deer Valley Financial Corp (“DVFC”), designs, manufactures and provides dealer inventory-secured financing for manufactured homes. The Company’s manufacturing plant located in Guin, Alabama, produces homes which are marketed in 15 states through a network of independent dealers, builders, developers and government agencies located primarily in the southeastern and south central regions of the United States. Short-term inventory-secured loan financing is offered to qualified retail dealers and developers, through DVFC, a new wholly owned subsidiary created in the fourth quarter 2009. The Company does not maintain separate operating segments for regions and does not separately report financial information by geographic sales area because they are similar products using similar production techniques and sold to the same class of customer. The Company owns a separate idled manufacturing plant in Sulligent, Alabama.

In recent years, the HUD Code housing industry has suffered a downturn in sales as a result of a tightening of credit standards, restricted availability of retail and wholesale financing, excessive inventory levels and zoning restrictions in certain urban and coastal areas. This industry decline began in 1999, approximately five years before we successfully began our business in January, 2004. We were able to launch and grow our business during this period of industry decline by focusing on efficient manufacturing processes, engineering leading industry products, experienced and capable relations oriented sales and management teams, stringent cost controls, and attention to dealer support, customer satisfaction, and service efforts.

The Company’s executives are continuing to focus on matters relating to challenges faced by our industry and the general economy. (i) Throughout 2009 management has been addressing the well-publicized slowdown in the housing industry by adjusting capacity with market demand. The Company will continue to monitor demand and may take additional steps to adjust capacity based on our views of and direction of the industry. (ii) In recognition of an important trend in the housing market toward modular homes and the recurring need for emergency housing as part of the Company’s strategic plan, management will continue to increase the Company’s involvement in the modular segment of the factory-built housing industry. The Company believes that establishing alternative distribution channels will add stability and position the company for growth when market conditions improve. The Company has targeted the production of smaller units (less than 3,000 square feet) that are readily producible, in a cost efficient manner, using the Company’s existing manufacturing capabilities. The Company sells these models to large tract developers, government agencies and individuals through independent dealers. (iii) Management is addressing the reduced availability of “dealer inventory financing” with a newly created wholly owned subsidiary, Deer Valley Finance Corp (DVFC). The subsidiary was created to provide short-term inventory-secured loans to qualified retail dealers and developers. (iv) The Company continues to focus on operating activities to improve manufacturing efficiencies, reduce overall costs and increase gross margins.

In April 2008, the Company was awarded a $16.1 million contract to build more than 120 twin-town home units for first phase of a multi-phase 264-acre master-planned residential rental community called Savanna Trials in Ocean Springs, Mississippi by M&C Development LLC. Construction and delivery of the first homes in Phase I of the development began in the second quarter of 2008. Through December 31, 2009 the Company has delivered 31 twin-town home units and received approximately $4.0 million based on deliveries on the contract. During 2009 the project experienced delays and the completion date is unknown at this time. There has been no activity on the contract since October 2009. Due to prevailing market conditions and history of delays the Company is unable to predict when project delays will be resolved or whether it will be awarded additional contracts for other development phases of the community.

Addressing the industry decline in shipments of manufactured homes, on September 22, 2008, the Company idled its Sulligent, Alabama plant and thereafter consolidated its production operations at the Company’s larger plant located in Guin, Alabama in order to address the continuing constriction of the retail housing market in the third quarter of 2008. The consolidation with the Guin, Alabama plant was contemporaneous with certain staff reductions necessary to align the Company’s production capacity with estimated sales levels for the next several quarters. As the Sulligent, Alabama plant does not represent a separate operating segment of the Company and no plans exist to dispose of the plant, the Company has not separately accounted for the Sulligent Plant as a discontinued operation in its financial statements.

The nation-wide credit crisis has resulted in a precipitous reduction in the availability of inventory financing for retail outlets in the factory built housing industry. In late 2008, the Company received advisories from national financial service companies which provide “inventory-secured financing” for the majority of the Company’s independent retail dealers of HUD-Code homes. Because of the worldwide volatility and disruption in the capital markets, these traditional lenders have terminated, reduced or modified their retail dealer financing programs in an effort to reduce their asset based portfolios. This reduction in credit facilities has impaired the short-term marketing thrust and the long-term viability of many independent dealers and residential developers including some who distribute Deer Valley Homes.

Management is addressing the reduced availability of “dealer inventory financing” by the creation of Deer Valley Finance Corp. (DVFC), a new, wholly owned subsidiary. The subsidiary was created in the fourth quarter 2009 to provide short-term inventory-secured loans to qualified retail dealers and developers. Through the establishment of the new financial subsidiary, Deer Valley is aggressively moving to counter the credit squeeze that many of the Company’s existing dealers are experiencing. The existence of DVFC also positions the Company to potentially gain “shelf space” at additional independent dealer sales centers in regions where the Company is not currently represented. The Company will fund the new financial subsidiary through the reallocation of existing cash reserves in combination with funds available from an enhanced commercial bank credit facility with Fifth Third Bank. Administrative services for DVFC’s new inventory-secured loan program are provided by Triad Financial Services, Inc. (“Triad”) of Jacksonville, Florida.

On October 14, 2009, Deer Valley entered into Revolving Credit Loan and Security Agreement with Fifth Third Bank, which provides for a revolving line of credit in an amount not to exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the “$7,500,000 Loan”). The $7,500,000 Loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. The purpose of the $7,500,000 Loan is to provide display model financing for dealers of the products produced by DVHB. Said financing will be provided through DVC’s new subsidiary DVFC, and administration of individual dealer loans will initially be handled by a third party administrator. The $7,500,000 Loan has a two year term and has a variable interest rate at 4.00% above LIBOR. An event of default such as non-payment of amounts when due under the loan agreement or a breach of a covenant may accelerate the maturity date of the facility. The facility provides for conditions to meet prior to each advance, including financial ratios.

On October 14, 2009, Deer Valley entered into Revolving Credit Loan and Security Agreement with Fifth Third Bank, which provides for a revolving line of credit in an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) (the “$5,000,000 Loan”). The $5,000,000 Loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. The $5,000,000 Loan is to be utilized for short term working capital financing, letters of credit and as a bridge loan on financing the sale of retail units by DVHB. Said financing will be provided through DVC’s new subsidiary DVFC, and administration of individual dealer loans will initially be handled by a third party administrator. The $5,000,000 Loan has a two year term and has a variable interest rate at 2.50% above LIBOR. An event of default such as non-payment of amounts when due under the loan agreement or a breach of a covenant may accelerate the maturity date of the facility. The facility provides for conditions to meet prior to each advance, including financial ratios.

The Company’s Board of Directors has taken several strategic initiatives to improve shareholder value through a series of anti-dilutive securities repurchases. The Company expects the net result of these initiatives to contribute to greater per share earnings which will inherently create greater shareholder value.

In its first action in the series, the Board authorized the repurchase of a block of 2 million shares of the Company’s common stock being held in escrow for the benefit of the former owners and current managers of the Company’s primary operating subsidiary (the “Escrowed Shares”). Pursuant to the Earnout Agreement dated January 18,

2006, as amended (the (Earnout Agreement”), the Escrowed Shares were issued in December 2007 and were being held in escrow until the scheduled release date, January 18, 2011. The Board authorized the repurchase of the Escrowed Shares for $0.35/share (an aggregate of $700,000). The purchase price of $700,000 will replace the shares in escrow. Note: The Company had previously guaranteed that at the time of the escrow release, the total value of the escrow account assets would be equal to or greater than $2 million (the “escrow shortfall obligation”). The escrow shortfall obligation is recorded as a put liability of $1,323,844 on the Company’s balance sheet for the year ended December 31, 2009, contained in this filing. Through action taken in February 2010 , the Board has given notice that the Company will exercise its option to satisfy the “escrow shortfall obligation” with a cash payment of $1,300,000 thus eliminating the potential for any share dilution related to the escrow value guarantee. Pursuant to the Second Amendment to the Earnout Agreement effective as of February 26, 2010, the escrowed funds will be released, and the “escrow shortfall obligation” will be paid, to the beneficiaries on or about December 31, 2010.

In a second action, the Board approved the repurchase and cancellation of one entire class of options that granted the holders the right to purchase an aggregate of 700,000 common shares at strike prices evenly divided between $1.09 and $1.14. The entire repurchase was accomplished for the nominal sum of $700.00. The repurchase and cancellation of these options, all of which were formerly held by members of the Board, was another step toward simplifying the Company’s capital structure and the elimination of a potential source of future earnings dilution.

In a third action to improve shareholder value in the near term and to further reduce future earnings dilution, the Board authorized a limited share repurchase program allowing for the occasional open market purchase of the Company’s common shares to a maximum cumulative expenditure of $500,000.

Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment by our management. Information for the year ended December 31, 2009 and year ended December 31, 2008 is that of the Company on a consolidated basis with DVH.

Revenues. The Company had gross revenues of $27,605,315 in fiscal year 2009, as compared to $61,324,359 in fiscal year 2008. This decrease in revenue for 2009 was due to the Company’s fulfillment of its contract with the State of Mississippi for the production of two-bedroom and three-bedroom cottages and to the industry wide softness in demand for HUD Code housing units. Home shipments were 446 in 2009 compared to 1,140 in 2008. Home shipments in 2008 include 275 and of homes shipped under completion of its contract with the State of Mississippi.

Gross Profit. Gross profit was $5,244,119 or 19.0% of total revenue for 2009, compared to $10,312,447 or 16.8% of total revenue for 2008. The decrease in gross profit is attributable to the decline in revenues. This increase in gross profit as a percentage of total revenue is primarily due to improvements in manufacturing efficiencies gained through the consolidation of its production operations. Based on management’s assessment of historical experience and current trends in wholesale shipments and dealer inventories we reduced our warranty provision by $690,000 for the fiscal year ended December 31, 2009. The Company includes the following types of expenses in cost of sales: purchase and receiving costs, freight in, direct labor, supply costs, warehousing, direct and indirect overhead costs, inspection, transfer, actual and accrued warranty, depreciation, and amortization costs.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses for the fiscal year ending December 31, 2009 were $3,898,187, compared to $6,822,139 for the fiscal year 2008. Selling, general and administrative costs decreased primarily due to reduced overhead cost associated with the consolidation of production operations and an overall decrease in salaries, wages and employee benefits as a result of reduced number of employees. The Company includes the following types of expenses in selling, general and administrative expense: sales salaries, sales commissions, bad debt expense, advertising, administrative overhead, administrative salaries and bonuses and legal and professional fees.

Other Income (Expense). Derivative expense for the year ended December 31, 2009 was $381,054 compared to $54,298 for the year ended December 31, 2008. The increase is attributable to fair value adjustments of the put liability, partially offset by the adoption of guidance required by “Derivatives and Hedging” topic 815-10-15-74, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. See Note 9 Long-term Debt and Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

Impairment Charge. Based on a combination of factors, including the economic environment, the sustained period of decline in the Company’s market capitalization, and the implied valuation and discount rate assumptions in the Company’s industry, the Company concluded that its goodwill was impaired. During 2009, the Company recorded a non-cash impairment charge of $7,256,917. See Note 5 Goodwill of the consolidated financial statements for additional disclosure data.

Net Income (Loss). The net loss for the year ended December 31, 2009 was $4,092,597, compared to net income of $2,188,925 for the year ended December 31, 2008. The decrease in net income is attributable to the goodwill impairment charge and a decrease in revenues discussed above. After accounting for the stock dividend payable to preferred stockholders and the deemed dividend to preferred stockholders on beneficial conversion features, the net income to common stockholders for the fiscal year 2008 was $2,165,617. During a portion of 2008, the Company accrued its semi-annual common stock dividends for shareholders holding shares of the Company’s Series A Preferred Convertible Stock (the “Series A Preferred Stock”). Pursuant to the terms of the Series A Preferred Stock, those dividends accrued by the Company for 2008 represent the final dividends to be issued to such shareholders.

Liquidity and Capital Resources

Management believes that the Company currently has sufficient cash flow from operations, available bank borrowings, cash, and cash equivalents to meet its short-term working capital requirements. The Company had $8,503,866 in cash and cash equivalents as of December 31, 2009, compared to $8,960,479 in cash and cash equivalents as of December 31, 2008. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner which will increase or accelerate our anticipated costs or capital demand, such as through the acquisition of new products, our working capital could be depleted at an accelerated rate.

The Company’s operations may require significant use of cash reserves during 2010 compared to prior years. In October 2009, the Company created Deer Valley Financial Corp. (DVFC), a wholly owned subsidiary. The subsidiary was created to provide short-term inventory-secured loans to qualified retail dealers and developers. The newly formed finance company will be funded by cash reserves of the Company and advances under its credit facility with Fifth Third Bank.

For the fiscal year ended December 31, 2009, operating activities used net cash of $446,636 primarily as a result of the following:

(a)	net income of $1,429,131, excluding the following non-cash items totaling $5,521,728, depreciation, derivative expense, deferred income taxes and goodwill impairment charge,

(b)	a decrease in accounts receivable of $623,044, and

(c)	a decrease in inventories of $701,615, all which were offset by

(d)	an increase in inventory finance notes receivable of $1,017,740

(e)	an increase in prepayments and other assets of $450,197

(f)	a decrease in accounts payable of $405,608,

(g)	a decrease in estimated services and warranties of $690,000, and

(h)	a decrease in accrued dealer incentive programs and other accrued expenses of $593,240

For the fiscal year ended December 31, 2008, operating activities provided net cash of $6,444,599 primarily as a result of the following:

(a)	net income of $2,596,723, excluding the following non-cash items totaling $407,798, depreciation and derivative expense,

(b)	a decrease in accounts receivable of $3,646,473, the decrease in accounts receivable is primarily attributable collection of receivable due the company under its contract with the State of Mississippi, and

(c)	a decrease in inventories of $508,838, all which were offset by

(d)	a decrease in accounts payable of $489,410,

(e)	a decrease in other accrued expenses of $129,001

The net cash provided by investing activities for the fiscal year ended December 31, 2009 was $71,032, which reflects proceeds from the sale of equipment. The net cash used in investing activities for the fiscal year ended December 31, 2008 was $258,075, which reflects normal equipment additions.

The net cash used in financing activities for the fiscal year ended December 31, 2009 was $81,009, which primarily relates to the scheduled repayment of the Company’s long-term debt. The net cash used in financing activities for the fiscal year ended December 31, 2008 was $2,004,378, which primarily relates to the repayment of the Company’s borrowings under its line of credit to complete the State of Mississippi contract.

The Company is contingently liable under the terms of the repurchase agreements with financial institutions providing inventory financing for retailers of our products. For more information on the repurchase agreements, including the Company’s contingent liability thereunder, please see “Reserve for Repurchase Commitments” below.

DVH, during its normal course of business, is required to issue irrevocable standby letters of credit to cover obligations under its workmen compensation insurance policy in the amount of $375,000. As of December 31, 2009, no amounts had been drawn on the above irrevocable letters of credit by the beneficiaries.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments which affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 2, Summary of Significant Accounting Policies, contained in the explanatory notes to the Company’s financial statements for the year ended December 31, 2009, contained in this filing. On an ongoing basis, we evaluate our estimates, including those related to reserves, deferred tax assets, valuation allowances, impairment of long-lived assets, fair value of equity instruments issued to consultants for services, and estimates of costs to complete contracts. We base our estimates on historical experience and on various other assumptions which we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities which are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. However, we believe that our estimates, including those for the above-described items, are reasonable.

Critical Accounting Estimates

Management is aware that certain changes in accounting estimates employed in generating financial statements can have the effect of making the Company look more or less profitable than it actually is. Management does not believe that the Company has made any such changes in accounting estimates. A summary of the most critical accounting estimates employed by the Company in generating financial statements follows below.

Warranties

We provide our retail buyers with a one-year limited warranty covering defects in material or workmanship, including plumbing and electrical systems. We record a liability for estimated future warranty costs relating to homes sold, based upon our assessment of historical experience and industry trends. In making this estimate, we evaluate historical sales amounts, warranty costs related to homes sold and timing in which any work orders are completed. The Company has accrued a warranty liability reserve of $1,530,000 on its balance sheet as of December 31, 2009 compared with a warranty liability reserve of $2,220,000 on its balance sheet as of December 31, 2008. Based on management’s assessment of historical experience and current trends in wholesale shipments and dealer inventories we reduced our warranty provision by $690,000 for the fiscal year ended December 31, 2009. Although we maintain reserves for such claims, there can be no assurance that warranty expense levels will remain at current levels or that the reserves that we have set aside will continue to be adequate. A large number of warranty claims which exceed our current warranty expense levels could have a material adverse affect upon our results of operations.

Volume Incentives Payable

We have relied upon volume incentive payments to our independent dealers who retail our products. These volume incentive payments are accounted for as a reduction to gross sales, and are estimated and accrued when sales of our factory-built homes are made to our independent dealers. Volume incentive reserves are recorded based upon the annualized purchases of our independent dealers who purchase a qualifying amount of home products from us. We accrue a liability to our dealers, based upon estimates derived from historical payout rates. Volume incentive costs represent a significant expense to us, and any significant changes in actual payouts could have an adverse affect on our financial performance. We had a reserve for volume incentives payable of $320,629 as of December 31, 2009, as compared to $694,886 as of December 31, 2008.

Reserve for Repurchase Commitments

Most of our independent dealers finance their purchases under a wholesale inventory-secured financing arrangement under which a financial institution provides the dealer with a loan for the purchase price of the home and maintains a security interest in the home as collateral. When entering into a inventory-secured arrangement, the financial institution routinely requires that we enter into a separate repurchase agreement with the lender, under which we are obligated, upon default by the independent dealer, to repurchase the factory-built home at our original invoice price less the cost of administrative and shipping expenses. Our potential loss under a repurchase obligation depends upon the estimated net resale value of the home, as compared to the repurchase price that we are obligated to pay. This amount generally declines on a predetermined schedule over a period that usually does not exceed 24 months.

The risk of loss that we face under these repurchase agreements is lessened by several factors, including the following:

(i)	the sales of our products are spread over a number of independent dealers,

(ii)	we have had only isolated instances where we have incurred a repurchase obligation,

(iii)	the price we are obligated to pay under such repurchase agreements declines based upon a predetermined amount over a period which usually does not exceed 24 months, and

(iv)	we have been able to resell homes repurchased from lenders at current market prices, although there is no guarantee that we will continue to be able to do so.

The maximum amount for which the Company is contingently liable under such agreements amounted to approximately $8,240,000 at December 31, 2009, as compared to $16,620,000 at December 31, 2008. As of December 31, 2009 and December 31, 2008, we had reserves of $275,000 and $265,000, respectively, established for future repurchase commitments, based upon our prior experience and evaluation of our independent dealers’ financial conditions. We have increased repurchase reserves as compared to amounts under repurchase obligation based on identified changes in dealers’ financial conditions and the probability of default for the group of dealers identified at an elevated disk of default. Because Deer Valley to date has not experienced any significant losses under these agreements, management does not expect any future losses to have a material effect on our accompanying financial statements.

Impairment of Long-Lived Assets

As previously discussed, the manufactured housing industry has experienced an overall market decline. Addressing the constriction of the retail housing market, in 2008 the Company idled its Sulligent, Alabama plant and thereafter consolidated its production operations at the Company’s larger plant located in Guin, Alabama. In accordance with FASB Topic ASC 420 “Exit on Disposal Cost Obligations”, the Company evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that the fair market values are primarily based on independent appraisals and preliminary or definitive contractual arrangements less costs to dispose. Based on our estimates of the fair value of idled facility no impairment charges have been recorded.

Goodwill

Goodwill is related to the acquisition of DeerValley Acquisitions Corp. and Deer Valley Homebuilders, Inc on January 18, 2006. The Company tests goodwill for impairment at least annually, during the fourth quarter and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Recoverability of goodwill is evaluated using a two-step process. In the first step, the fair value of our reporting unit is compared to its carrying value. If the fair value of our reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, the second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Similar to the review for impairment of other long-lived assets, the resulting fair value determination is significantly impacted by estimates of future sales for the Company’s products, capital needs, economic trends and other factors. See Note 5 for further discussion regarding the Company’s goodwill.

Revenue Recognition

Revenue for our products sold to independent dealers are generally recorded when all of the following conditions have been met: (i) an order for the home has been received from the dealer, (ii) an agreement with respect to payment terms has been received, and (iii) the home has been shipped and risk of loss has passed to the dealer and collectability is reasonably assured.

Recent Accounting Pronouncements

Recent accounting pronouncements—We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“Codification”). The Codification is the single source for all authoritative Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. The Codification does not change GAAP and did not have a material impact on the Company’s financial statements.

In May 2009, the FASB issued guidance under ASC 855 “Subsequent Events” which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance required the Company to disclose the date through which the Company has evaluated subsequent events and the basis for the date. The guidance was effective for interim periods which ended after June 15, 2009. See Note 1, “Basis of Presentation,” for disclosure of the date to which subsequent events are disclosed.

In June 2008, the FASB issued authoritative guidance as required by the “Derivative and Hedging” ASC Topic 815-10-15-74 in Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock,. The objective is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative, for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception. This Issue also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument has all the characteristics of a derivative. We currently have warrants that embody terms and conditions that require the reset of their strike prices upon our sale of shares or equity-indexed financial instruments at amounts less than the conversion prices. These features will no longer be treated as “equity” once it becomes effective. Rather, such instruments will require classification as liabilities and measurement at fair value. Early adoption is precluded. This standard required the Company’s warrants outstanding to be fair valued on the adoption date (January 1, 2009) and reclassified to liabilities. See Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

In March 2008, the FASB issued guidance under ASC 815 “Derivatives and Hedging”. The guidance is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company has provided the required disclosures in the accompanying Notes to Condensed Consolidated Financial Statements. See Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

In December 2007, the FASB issued revised guidance under ASC 805 “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. ASC 805 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The adoption of ASC 805 did not have a material impact on the Company’s financial position, results of operations or cash flows because the Company has not been involved in any business combinations during the year ended December 31, 2009.

In December 2007, the FASB issued guidance under ASC 810 “Consolidation” This guidance establishes new accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance will change the classification and reporting for minority interest and non-controlling interests of variable interest entities. The guidance requires the minority interest and non-controlling interest of variable interest entities to be carried as a component of stockholders’ equity. Accordingly we will reflect non-controlling interest in our consolidated variable interest entities as a component of stockholders’ equity. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The Company adopted this guidance beginning January 1, 2009. Since we do not currently have minority interest or Variable Interest Entities consolidated in our financial statements, adoption of this guidance has no impact on the Company’s financial statements.

In July 2006, the FASB issued guidance under ASC 740 “Income Taxes”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The adoption of this guidance did not have any impact on our financial statements.

Off-Balance Sheet Arrangements

None

ITEM 8.	FINANCIAL STATEMENTS

Deer Valley Corporation & Subsidiary

Consolidated Financial Statements

For the Years Ended December 31, 2009 and 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Deer Valley Corporation

Tampa, Florida

We have audited the accompanying consolidated balance sheets of Deer Valley Corporation and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deer Valley Corporation and Subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

KBL, LLP

Tampa, Florida

March 29, 2010

Deer Valley Corporation & Subsidiary

Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
ASSETS

Current Assets:
Cash	$8,503,866	$8,960,479
Accounts receivable	828,492	1,451,536
Inventory	738,294	1,439,908
Deferred tax asset	720,560	951,827
Inventory finance notes receivable	380,226	—
Prepaid expenses and other current assets	113,269	99,500

Total Current Assets	11,284,707	12,903,250

Fixed Assets:
Property, plant and equipment, net	2,704,502	3,051,214

Other Assets:
Goodwill	—	7,256,917
Inventory finance notes receivable	637,514	—
Deferred tax asset	2,080,767	—
Other assets	467,265	76,673

Total Other Assets:	3,185,546	7,333,590

Total Assets	$17,174,755	$23,288,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities on long term debt	$95,336	$81,009
Notes payable	—	—
Accounts payable	204,835	610,443
Accrued expenses	1,747,627	2,340,867
Accrued warranties	1,530,000	2,220,000
Warrant liability	262,745
Income tax payable	46,638	90,279
Accrued preferred dividends	—	—

Total Current Liabilities	3,887,181	5,342,598

Long Term Liabilities:
Long-term debt, net of current maturities	1,624,088	1,719,424
Deferred tax liability	123,684	711,942
Put liability	1,323,844	569,844

Total Long Term Liabilities	3,071,616	3,001,210

Total Liabilities	6,958,797	8,343,808

Stockholders’ Equity:
Series A Preferred stock, $0.01 par value, 750,000 shares authorized, 25,250 and 548,550 shares issued and outstanding, respectively.	252,495	5,485,495

Series C Preferred stock, $0.01 par value, 26,750 shares authorized, 22,463 and 22,463 shares issued and outstanding, respectively.	224	224

Series E Preferred stock, $0.01 par value, 1,000,000 authorized, 1,000,000 and 1,000,000 shares issued and outstanding, respectively.	10,000	10,000

Common stock, $0.001 par value, 100,000,000 shares authorized, 19,449,517 and 12,472,182 shares issued and outstanding, respectively.	19,451	12,473

Additional paid-in capital	36,452,486	37,399,377

Common stock payable-Earnout Agreement	(2,000,000)	(2,000,000)

Accumulated deficit	(24,518,698)	(25,963,323)

Total Stockholders Equity	10,215,958	14,944,246

Total Liabilities and Stockholders Equity	$17,174,755	$23,288,054

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Consolidated Statements of Operations

	For the years ended December 31,
	2009	2008

REVENUE	$27,605,315	$61,324,359

COST OF REVENUE	22,361,196	51,011,912

GROSS PROFIT	5,244,119	10,312,447

OPERATING EXPENSES:
Depreciation and Amortization	30,015	112,569
Selling, general and administrative	3,898,187	6,822,139
Goodwill Impairment charge	7,256,917	—

TOTAL OPERATING EXPENSES	11,185,119	6,934,708

OPERATING INCOME (LOSS)	(5,941,000)	3,377,739

OTHER INCOME (EXPENSES)
Derivative income (expense)	(381,054)	(54,298)
Interest income	99,856	143,989
Other income	201	—
Interest expense	(142,861)	(155,664)

TOTAL OTHER INCOME/(EXPENSES)	(423,858)	(65,973)

INCOME BEFORE INCOME TAXES	(6,364,858)	3,311,766

INCOME TAX (EXPENSE)/BENEFIT	2,272,261	(1,122,841)

NET INCOME (LOSS)	$(4,092,597)	$2,188,925

Dividends to preferred stockholders		(23,308)

Net Income (Loss) Available to Common Shareholders	$(4,092,597)	$2,165,617

Net Income/(Loss) Per Share (Basic)	$(0.26)	$0.18

Net Income/(Loss) Per Share (Fully Diluted)	$(0.26)	$0.09

Weighted Average Common Shares Outstanding	15,910,663	11,988,966

Weighted Average Common and Common Equivalent Shares Outstanding	15,910,663	23,739,101

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2009 and 2008

	Preferred A		Preferred B
	Shares	Amount	Shares	Amount

Balance - December 31, 2007	629,775	$6,297,745.00	—	—

Cumulative effect of change in accounting method	—	—	—	—
Conversion of Series A Preferred	(81,225)	(812,250)	—	—
Common Stock dividend	—	—	—	—
Issuance of common stock dividend to Series A Preferred	—	—	—	—
Accrued Dividends	—	—	—	—
Net Income (Loss)	—	—	—	—

Balance - December 31, 2008	548,550	$5,485,495	—	—

Cumulative effect of change in accounting method	—	—	—	—
Conversion of Series A Preferred	(523,300)	(5,233,000)	—	—
Common Stock dividend
Issuance of common stock dividend to Series A Preferred	—	—	—	—
Accrued Dividends
Net Income (Loss)	—	—	—	—

Balance - December 31, 2009	25,250	$252,495	—	$—

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2009 and 2008

	Preferred C		Preferred D
	Shares	Amount	Shares	Amount

Balance - December 31, 2007	22,463	$224.13	—	$—

Cumulative effect of change in accounting method	—	—	—	—
Conversion of Series A Preferred	—	—	—	—
Common Stock dividend
Issuance of common stock dividend to Series A Preferred	—	—	—	—
Accrued Dividends
Net Income (Loss)	—	—	—	—

Balance - December 31, 2008	22,463	$224	—	$—

Cumulative effect of change in accounting method	—	—	—	—
Conversion of Series A Preferred	—	—	—	—
Common Stock dividend
Issuance of common stock dividend to Series A Preferred	—	—	—	—
Accrued Dividends
Net Income (Loss)	—	—	—	—

Balance - December 31, 2009	22,463	$224	—	$—

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2009 and 2008

	Series E		Common
	Shares	Amount	Shares	Amount

Balance - December 31, 2007	1,000,000	$10,000.00	11,121,629	$11,121

Cumulative effect of change in accounting method	—	—	—	—
Conversion of Series A Preferred	—	—	1,083,016	1,084
Common Stock dividend
Issuance of common stock dividend to Series A Preferred	—	—	267,537	268
Accrued Dividends
Net Income (Loss)	—	—	—	—

Balance - December 31, 2008	1,000,000	$10,000	12,472,182	$12,473

Cumulative effect of change in accounting method	—	—	—	—
Conversion of Series A Preferred	—	—	6,977,335	6,978
Common Stock dividend
Issuance of common stock dividend to Series A Preferred	—	—
Accrued Dividends
Net Income (Loss)	—	—	—	—

Balance - December 31, 2009	1,000,000	$10,000	19,449,517	$19,451

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2009 and 2008

	Additional Paid in Capital	Common Stock Payable-Earnout	Accumulated Deficit	Total

Balance - December 31, 2007	$36,221,024	$(2,000,000.00)	$(28,152,246)	$12,387,868

Cumulative effect of change in accounting method	165,654		—	165,654
Conversion of Series A Preferred	811,166		—	—
Common Stock dividend	(23,308)			(23,308)
Issuance of common stock dividend to Series A Preferred	224,841		—	225,109
Accrued Dividends
Net Income (Loss)	—		2,188,925	2,188,925

Balance - December 31, 2008	$37,399,377	$(2,000,000.00)	$(25,963,323)	$14,944,246

Cumulative effect of change in accounting method	(6,172,913)		5,537,222	(635,691)
Conversion of Series A Preferred	5,226,022		—	—
Common Stock dividend				—
Issuance of common stock dividend to Series A Preferred			—	—
Accrued Dividends				—
Net Income (Loss)	—		(4,092,597)	(4,092,597)

Balance - December 31, 2009	$36,452,486	$(2,000,000)	$(24,518,698)	$10,215,958

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,092,597)	$2,188,925
Adjustments to reconcile net income (loss) to net cash provided for/used in operating activities:
Depreciation and amortization	275,680	353,500
Derivative (income) expense	381,054	54,298
Goodwill impairment charge	7,256,917	—
Bad debt expense		—
Changes in assets and liabilities:
(Increase)/decrease in receivables	623,044	3,646,473
(Increase)/decrease in inventories	701,615	508,838
(Increase)/decrease in deferred tax asset	(1,803,665)	(46,219)
(Increase)/decrease in inventory finance receivable	(1,017,740)
(Increase)/decrease in prepayments and other	(450,197)	51,416
Increase/(decrease) in accounts payable	(405,608)	(489,410)
Increase/(decrease) in income tax payable	(43,641)	5,668
Increase/(decrease) in estimated services and warranties	(690,000)	90,000
Increase/(decrease) in accrued expenses	(593,240)	(129,001)
Increase/(decrease) in deferred tax liability	(588,258)	210,111

CASH FLOW PROVIDED BY/USED IN OPERATING ACTIVITIES	$(446,636)	$6,444,599

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	—	(258,075)
Proceeds from sale of property, plant and equipment	71,032	—

CASH FLOW USED IN INVESTING ACTIVITIES	$71,032	$(258,075)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(81,009)	(88,378)
Proceeds (repayment) of notes payable, net	—	(1,916,000)
Accrual of earnout	—	—
Payment of earnout	—	—
Proceeds from the exercise of warrants	—	—

CASH FLOW PROVIDED BY FINANCING ACTIVITIES	$(81,009)	$(2,004,378)

NET INCREASE (DECREASE) IN CASH	$(456,613)	$4,182,146
CASH, Beginning	$8,960,479	$4,778,333

CASH, Ending	$8,503,866	$8,960,479

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$130,275	$170,197
Taxes	$163,304	$700,000

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Dividends on preferred stock	$—	$225,109
Conversion of preferred stock for common stock-net	$5,233,000	$812,250
Put liability	$—	$165,654
Warrant liability	$635,691	$—
		$—

See notes to consolidated financial statements

Deer Valley Corporation & Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2009 and 2008

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations - Deer Valley Corporation (“The Company”), through its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc. (“DVH”), an Alabama corporation and Deer Valley Financial Corp (“DVFC”) a Florida corporation designs, manufactures and finances factory-built homes in the southeastern and south central U.S. housing market. The Company manufactures its factory-built homes at its principal manufacturing plant located in Guin, Alabama and the Company owns a separate idled manufacturing plant in Sulligent, Alabama. The Company relies upon a team of regional sales directors and independent dealers to market the factory-built homes in retail locations.

The Company has increased its involvement in the modular segment of the factory built housing industry. The Company has targeted the production of smaller units (less than 3,000 square feet) that are readily producible, in a cost efficient manner, using the Company’s existing manufacturing capabilities. The Company sells these models primarily to independent dealers, large tract developers, and government agencies. Modular homes are typically built in a factory in sections and transported to a site to be joined together on a permanent foundation. Unlike homes constructed in accordance with the Federal Manufactured Home Construction and Safety Standards (“HUD Code homes”), modular homes generally do not have integrated steel frames and axles.

Basis of Presentation - This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications - Certain reclassifications have been made related to the prior year period to conform to the current period presentation.

Accounting Estimates - The Company’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year - The Company operates on a 52-53 week fiscal year end. For presentation purposes, the periods have been presented as ending on December 31.

Revenue Recognition - Revenue for manufactured homes sold to independent dealers generally is recorded when all of the following conditions have been met; (a) an order for the home has been received from the dealer, (b) an agreement with respect to payment terms (usually in the form of a written or verbal approval for payment has been received from the dealer’s flooring institution), and (c) the home has been shipped and risk of loss has passed to the dealer and collectability is reasonably assured.

Concentration of Sales to Certain Customers - During 2009, the Company had sales to one customer of approximately 18% of total revenue. These sales were made through the Company’s network of independent distributors. During 2008, the Company had sales to one customer of approximately 21%. These sales were not made through the Company’s network of distributors but were made under a contracts awarded to the Company that may or may not continue in the future.

Derivative Financial Instruments - Upon the adoption of FASB ASC guidance on Topic 815 “Derivatives and Hedging” in “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” on January 1, 2009, certain of our financial instruments with “down-round” protection features are no longer considered indexed to our Company’s stock for purposes of determining whether or not they meet the first part of the scope exception ASC 815-10-15-74. As such, these instruments no longer meet the conditions to obtain equity classification and are required to be carried as derivative liabilities, at fair value, with changes in fair value reflected in our income (loss). See Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

Fair Value of Financial Instruments - The carrying value of the Company’s cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short-term nature of these instruments.

Financial instruments - Financial instruments consist of cash, evidence of ownership in an entity, and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity, or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and derivative financial instruments.

Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company considers its investment in Variable Rate Demand Bonds (“VRDB’s”) as highly liquid investments. The VRDB’s can be redeemed with 7 days notice, are not insured by the Federal Deposit Insurance Corporation and are guaranteed by a Letter of Credit from Fifth Third Bank. At December 31, 2009, the Company owned $2,372,600 of VRDB’s.

The Company maintains its cash balances in two different financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000 or in the case of non-interest bearing checking accounts, the insurance is unlimited for a specified period of time.

Accounts Receivable - Accounts receivable represent balances due from dealers. Credit risk associated with balances due from dealers is evaluated by management relative to financial condition and past payment experience. As a result of management’s reviews reserves for uncollectible amounts have been recorded in the accompanying financial statements. For the years ended December 31, 2009 and 2008, reserves for uncollectable accounts are $15,000 and $15,000, respectively.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market. Work-in-process and finished goods inventories include an allocation for labor and overhead costs.

Inventory Finance Notes Receivable - The Company offers inventory-secured financing for its products to qualified retail dealers and developers. Finance contracts require periodic installments of principal and interest over periods of up to 24 months.

Property, Plant, and Equipment - Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the related assets ranging from 5 to 40 years primarily using the straight-line method. Maintenance and repairs are expensed as incurred.

Category	Useful Life

Land improvements	10 years
Buildings	40 years
Machinery and equipment	5-10 years
Furniture and fixtures	5-10 years

Goodwill - The Company tests goodwill for impairment at least annually, during the fourth quarter and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Recoverability of goodwill is evaluated using a two-step process. In the first step, the fair value of our reporting unit is compared to its carrying value. If the fair value of our reporting unit exceeds the carrying value of the net assets assigned to a reporting unit, goodwill is considered not impaired and no further testing is required. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of a reporting unit, the second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill. Determining the implied fair value of goodwill requires valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, goodwill is deemed impaired and is written down to the extent of the difference. Similar to the review for impairment of other long-lived assets, the resulting fair value determination is significantly impacted by estimates of future sales for the Company’s products, capital needs, economic trends and other factors. See Note 5 for further discussion regarding the Company’s goodwill.

Impairment of Long-Lived Assets - In accordance with FASB Topic ASC 420 “Exit on Disposal Cost Obligations”, the Company evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that the fair market values are primarily based on independent appraisals and preliminary or definitive contractual arrangements less costs to dispose.

Cost of Sales - The Company includes the following types of expenses in cost of sales: purchase and receiving costs, freight in, direct labor, supply costs, warehousing, direct and indirect overhead costs, inspection, transfer, actual and accrued warranty, depreciation and amortization.

Selling, General and Administrative - The Company includes the following types of expenses in selling, general and administrative expense: sales salaries, sales commissions, advertising, administrative overhead, administrative salaries and bonuses and legal and professional fees.

Income Taxes - Income taxes are accounted for using the liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Dealer Incentive Programs - The Company provides rebates to dealers based upon a predetermined formula applied to the volume of homes sold to the dealer during the year. These rebates are recorded at the time the dealer sales are consummated and are recorded as a reduction of revenue.

Advertising Costs - Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising costs for the periods ending December 31, 2009 and 2008 were $47,500 and $112,089, respectively.

2007 Long Term Incentive Plan

On September 7, 2007, the Company’s Board of Directors ratified the Company’s 2007 Long Term Incentive Plan (the “2007 Incentive Plan”). The 2007 Incentive Plan was effective as of July 1, 2007. A maximum of 1,800,000 shares of common stock has been authorized to be issued under the 2007 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization. Of this amount, no more than 1,000,000 shares of common stock may be issued as incentive stock options.

Pursuant to the 2007 Incentive Plan, each of the seven members of the Board of Directors was issued an option exercisable for 50,000 shares of the Company’s common stock, at an exercise price of $1.14. Such options were approved at a meeting of the Board of Directors in March 2007 and were effective as of July 1, 2007. In addition, under the 2007 Incentive Plan, each of the seven members of the Board of Directors was issued an option exercisable for 50,000 shares of the Company’s common stock, at an exercise price of $1.09. The Company did not issue any stock options or warrants pursuant to an equity compensation plan during 2009 or 2008.

In February 2010, the Company’s Board of Directors approved the repurchase and cancellation of all of the options 700,000 share options issued to the Board of Directors. These options were repurchased for the nominal sum of $700.00. See Note 16 Subsequent Events for additional disclosure data.

Stock Based Compensation

The Company uses the guidance set forth under FASB topic ASC 718 “Compensation – Stock Compensation” and Staff Accounting Bulletin 107 to measure its share based payments. This guidance considers the historical volatility over a period generally commensurate with the expected or contractual term of the share option.

The Company estimates the expected term and volatility of options granted based on values derived from its industry peer group. In estimating our expected volatility and term, we have applied the guidance in Question 6 of Topic D of Staff Accounting Bulletin 107 and established a peer group consisting of five companies with similar characteristics to our Company and used a blended average of historical volatilities of these peers over historical periods commensurate with the expected term of each option. As a result, the expected term was generated using the trinomial lattice model. The model uses the contractual term of ten years and then arrives at the expected term based upon the assumptions used in valuing the instrument. Our decision to use these measures was based upon the lack of availability of actively traded options in the Company’s own common stock and the Company’s assessment that the peer group measure of volatility is more representative of future stock price trends than the Company’s historical volatility. The Company bases the risk-free interest rate for option valuation on Constant Maturity Rates provided by the U.S. Treasury with remaining terms similar to the expected term of the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. In addition, forfeitures of share-based awards are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As this is the Company’s initial issuance and no historical data exists to estimate pre-vesting option forfeitures the Company has recorded stock-based compensation expense for the all the awards vested. The Company uses the straight-line attribution as its expensing method of the value of share-based compensation for options and awards.

The Company uses a trinomial lattice model granted to determine the fair value of stock options and employee stock purchase plan shares. The determination of the fair value of share-based payment awards on the date of grant using an option-valuation model is affected by the Company’s stock price as well as assumptions regarding a number of complex variables. These variables include the Company’s expected stock price volatility over the term of the awards, projected employee stock option exercise behavior, expected risk-free interest rate and expected dividends. In addition to the minimum level of assumptions, we have incorporated into our model the impact of the post vesting exit rate of 50%. No options were granted during the years ended December 31, 2009 and 2008.

The following table summarizes the activity related to all Company stock options and warrants for the year ended December 31, 2009 and 2008:

	Warrants	Stock Options	Exercise Price Per Share		Weighted Average Exercise Price Per Share
			Warrants	Options	Warrants	Options

Outstanding at December 31, 2007	22,731,704	700,000	$0.75-3.00	—	$1.64	1

Granted	—	—	$—	—	$—	$—
Exercised	—	—	$—	—	$—	—
Cancelled or expired	—	—	—	—	—	—

Outstanding at December 31, 2008	22,731,704	700,000	$0.75-3.00	—	$1.64	1

Granted	—	—	$—	—	$—	$—
Exercised	—	—	$—	—	$—	—
Cancelled or expired	(910,544)	—	$1.50-2.25	—	$1.75	—

Outstanding at December 31, 2009	21,821,160	700,000	$0.75-3.00	—	$1.64	$1.12

Outstanding and exercisable at December 31, 2009	21,821,160	700,000	$0.75-3.00	$1.09-$1.14	$1.64	$1.12

The warrants expire at various dates ranging from August 2011 through August 2013. The stock options expire at various dates ranging from July 2017 to September 2017. See Note 16 Subsequent Events related to the repurchase of 700,000 share options issued to the members of the Board of Directors.

Earning (Loss) Per Share - The Company uses the guidance set forth under FASB topic ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. Basic income/(loss) per share is computed by dividing net income/(loss) and net income/(loss) attributable to common shareholders by the weighted average number of common shares outstanding. Diluted income/(loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if they would be anti-dilutive.

	For the years ended December 31,
	2009	2008

Net income/( loss) available to common shareholders	$(4,092,597)	$2,165,617

Weighted average shares outstanding:
Basic	15,910,663	11,988,966

Diluted	15,910,633	23,739,101

Income/Loss per share:
Basic	$(0.26)	$0.18

Diluted*	$(0.26)	$0.09

The Company’s dilutive common stock equivalent shares as of December 31, 2009 and 2008 include all of the Convertible Preferred shares and any incremental shares associated with the Company’s outstanding warrants and stock options.

Securities	Exercise Price	December 31,
		2009	2008

Preferred:

Series A Preferred		336,667	7,313,977
Series C Preferred		2,246,300	2,246,300
Series E Preferred		1,000,000	1,000,000

Total		3,582,967	10,560,277

Warrants:

Class A Warrants	$1.50	10,369,351	10,369,351
Class B Warrants	$2.25	4,970,824	4,970,824
Class C Warrants	$0.75	2,000,000	2,000,000
Class D Warrants	$0.75	2,000,000	2,000,000
Class E Warrants	$3.00	—	880,544
Class F Warrants	$2.25	1,000,000	1,000,000
Class BD-2 Warrants	$1.50	899,162	919,162
Class BD-3 Warrants	$2.25	449,581	459,581
Class BD-4 Warrants	$1.50	66,121	66,121
Class BD-5 Warrants	$3.00	66,121	66,121

Total		21,821,160	22,731,704

Stock Options:

7/1/07 Issuance	$1.14	350,000	350,000
9/7/07 Issuance	$1.09	350,000	350,000

Total		700,000	700,000

Total common stock equivalents		26,104,127	33,991,981

Recent Accounting Pronouncements

Recent accounting pronouncements - We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“Codification”). The Codification is the single source for all authoritative Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. The Codification does not change GAAP and did not have a material impact on the Company’s financial statements.

In May 2009, the FASB issued guidance under ASC 855 “Subsequent Events” which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance required the Company to disclose the date through which the Company has evaluated subsequent events and the basis for the date. The guidance was effective for interim periods which ended after June 15, 2009. See Note 1, “Basis of Presentation,” for disclosure of the date to which subsequent events are disclosed.

In June 2008, the FASB issued authoritative guidance as required by the “Derivative and Hedging” ASC Topic 815-10-15-74 in Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock,. The objective is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative, for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception. This Issue also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument has all the characteristics of a derivative. We currently have warrants that embody terms and conditions that require the reset of their strike prices upon our sale of shares or equity-indexed financial instruments at amounts less than the conversion prices. These features will no longer be treated as “equity” once it becomes effective. Rather, such instruments will require classification as liabilities and measurement at fair value. This standard required the Company’s warrants outstanding to be fair valued on the adoption date (January 1, 2009) and reclassified to liabilities. See Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

In March 2008, the FASB issued guidance under ASC 815 “Derivatives and Hedging”. The guidance is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company has provided the required disclosures in the accompanying Notes to Condensed Consolidated Financial Statements. See Note 10 Derivative Liabilities of the consolidated financial statements for additional disclosure data.

In December 2007, the FASB issued revised guidance under ASC 805 “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. ASC 805 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008.

The adoption of ASC 805 did not have a material impact on the Company’s financial position, results of operations or cash flows because the Company has not been involved in any business combinations during year ended December 31, 2009.

In December 2007, the FASB issued guidance under ASC 810 “Consolidation” This guidance establishes new accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance will change the classification and reporting for minority interest and non-controlling interests of variable interest entities. The guidance requires the minority interest and non-controlling interest of variable interest entities to be carried as a component of stockholders’ equity. Accordingly we will reflect non-controlling interest in our consolidated variable interest entities as a component of stockholders’ equity. This guidance is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The Company adopted this guidance beginning January 1, 2009. Since we do not currently have minority interest or Variable Interest Entities consolidated in our financial statements, adoption of this guidance has no impact on the Company’s financial statements.

In July 2006, the FASB issued guidance under ASC 740 “Income Taxes”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The adoption of this guidance did not have any impact on our financial statements.

3. INVENTORY

Inventory consisted of the following components:

	December 31,
	2009	2008

Raw Materials	489,383	905,568
Work-in-Process	200,304	196,500
Finished Goods	48,607	337,840

Total Inventory	$738,294	$1,439,908

NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

Property, Plant and Equipment consisted of the following:

	December 31,
Category	2009	2008

Land and improvements	423,244	423,244
Buildings	1,919,554	1,919,554
Machinery and equipment	1,143,301	1,228,376
Furniture and fixtures	210,889	210,889

	3,696,988	3,782,063
Accumulated depreciation	(992,486)	(730,849)

Total Property, Plant, and Equipment	$2,704,502	$3,051,214

Depreciation expense amounted to $275,680 and $285,886 for the years ended December 31, 2009 and 2008, respectively.

NOTE 5 - GOODWILL

The Company’s goodwill is compromised of the following:

Total Goodwill as of December 31, 2007	$7,256,917
Earnout for 2008	—

Total Goodwill as of December 31, 2008	$7,256,917
Earnout for 2009	—
Impairment Charges	(7,256,917)

Total Goodwill as of December 31, 2009	$—

During 2009, the Company’s market capitalization was significantly impacted by the extreme volatility in the U.S. equity and credit markets and was below the book value of shareholders’ equity as of the end of the Company’s fourth quarter. As a result, the Company evaluated whether the decrease in its market capitalization reflected factors that would more likely than not reduce the fair value of the Company’s reporting units below their carrying value. Based on a combination of factors, including the economic environment, the sustained period of decline in the Company’s market capitalization, and the implied valuation and discount rate assumptions in the Company’s industry, the Company concluded there were sufficient indicators to perform an interim impairment test of the reporting units and related intangible assets.

The Company’s estimate of the fair value was based on projections of revenues, operating costs, and cash flows considering historical and anticipated future results, general economic and market conditions, as well as the impact of planned business and operational strategies. The key assumptions impacting the fair value of the Company’s reporting units during the 2009 impairment analysis were: (a) expected cash flow for a period of five years; (b) terminal value based upon zero terminal growth; and (c) a discount rate of 14.65% which was based on the Company’s best estimate of the weighted average cost of capital adjusted for risks associated with the Company’s reporting units. The Company believes the assumptions used in the 2009 impairment analysis were consistent with the risk inherent in the business models of the Company and within the Company’s industry.

As a result of the Company’s impairment analysis, the Company determined that the carrying value of goodwill exceeded its fair value. Accordingly, the Company performed further analysis to determine the implied fair value of the Company’s goodwill. This analysis included a hypothetical valuation of the tangible and intangible assets of the Company as if it had been acquired in a business combination. The analysis disclosed that the carrying amount of goodwill exceeds the implied fair value of goodwill. The Company recognized a goodwill impairment charge of $7,256,917 during the fourth quarter of 2009.

NOTE 6 - ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,
Category	2009	2008

Accrued dealer incentive program	320,629	694,886
Accrued third party billings	541,321	702,983
Accrued compensation	299,973	301,535
Accrued insurance	95,156	124,128
Accrued interest	40,690	80,424
Accrued repurchase commitment	275,000	265,000
Other	174,858	171,911

Total Accrued Expenses	$1,747,627	$2,340,867

NOTE 7 - PRODUCT WARRANTIES

The Company provides the retail home buyer a one-year limited warranty covering defects in material or workmanship in home structure, plumbing and electrical systems. The Company estimated warranty costs are accrued at the time of the sale to the dealer following industry standards and historical warranty cost incurred. Periodic adjustments to the estimated warranty accrual are made as events occur which indicate changes are necessary. As of December 31, 2009 and 2008, the Company has provided a liability of $1,530,000 and $2,220,000, respectively for estimated warranty costs relating to homes sold, based upon management's assessment of historical experience factors and current industry trends.

Management reviews its warranty requirements at the close of each reporting period and adjusts the reserves accordingly. The following tabular presentation reflects activity in warranty reserves during the periods presented:

	For the years ended December 31,
	2009	2008
Balance at beginning of period	$2,220,000	$2,130,000
Warranty charges	1,592,076	4,799,453
Warranty payments	(2,282,076)	(4,709,453)

Balance at end of period	$1,530,000	$2,220,000

NOTE 8 - REVOLVING CREDIT LOANS

On April 12, 2008, DVH renewed and consolidated its existing revolving credit line of $2,500,000 with Fifth Third Bank, and its existing revolving bridge line of credit of $5,000,000 with Fifth Third Bank (the “Consolidated Facility”). The Consolidated Facility is a revolving line of credit in an amount not to exceed $7,500,000 evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of DVH and guaranteed by Deer Valley Corporation. The purpose of the Consolidated Facility is to provide working capital and letters of credit required in the normal course of the Company’s business. The Consolidated Facility has a one-year term and has a variable interest rate at 2.50% above LIBOR and provides for conditions to meet, including financial ratios, prior to each advance.

Effective April 12, 2009, DVH renewed and amended its existing Loan and Security Agreement with Fifth Third Bank, providing for a line of credit secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of DVH. In connection with the renewal the maximum principal amount of the facility was reduced from $7,500,000 to $5,000,000. The purpose of the Credit Facility is to provide working capital and letters of credit required in the normal course of the Company’s business. The Credit Facility has a one-year term and has a variable interest rate at 2.50% above LIBOR and provides for conditions to meet, including financial ratios, prior to each advance. See new revolving credit loan and security agreement dated October 14, 2009 for new credit facility as shown below.

On October 14, 2009, Deer Valley entered into Revolving Credit Loan and Security Agreement with Fifth Third Bank, which provides for a revolving line of credit in an amount not to exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the “$7,500,000 Loan”). The $7,500,000 Loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. The purpose of the $7,500,000 Loan is to provide display model financing for dealers of the products produced by DVHB. This financing will be provided through DVC’s new subsidiary DVFC, and administration of individual dealer loans will initially be handled by a third party administrator. The $7,500,000 Loan has a two year term and has a variable interest rate at 4.00% above LIBOR.

An event of default such as non-payment of amounts when due under the loan agreement or a breach of a covenant may accelerate the maturity date of the facility. The facility provides for conditions to meet prior to each advance, including financial ratios.

On October 14, 2009, Deer Valley entered into Revolving Credit Loan and Security Agreement with Fifth Third Bank, which provides for a revolving line of credit in an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) (the “$5,000,000 Loan”). The $5,000,000 Loan is evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of Deer Valley. The $5,000,000 Loan is to be utilized for short term working capital financing, letters of credit and as a bridge loan on financing the sale of retail units by DVHB. Said financing will be provided through DVC’s new subsidiary DVFC, and administration of individual dealer loans will initially be handled by a third party administrator. The $5,000,000 Loan has a two year term and has a variable interest rate at 2.50% above LIBOR. An event of default such as non-payment of amounts when due under the loan agreement or a breach of a covenant may accelerate the maturity date of the facility. The facility provides for conditions to meet prior to each advance, including financial ratios.

The amount available under the revolving credit loans is equal to the lesser of $12,500,000 or an amount based on defined percentages of accounts receivable and inventories reduced by any outstanding letters of credit. At December 31, 2009, $1,126,870 was available under the revolving credit loans after deducting letters of credit of $375,000.

In addition to the revolving line of credit described in the preceding paragraph, DVH, during its normal course of business, is required to issue irrevocable standby letters of credit in the favor of independent third party beneficiaries to cover obligations under repurchase agreements. As of December 31, 2009, no amounts had been drawn on the above irrevocable letters of credit by the beneficiaries.

NOTE 9 - LONG TERM DEBT

On May 26, 2006, DVH entered into a Loan Agreement with Fifth Third Bank (the “Lender”) providing for a loan of Two Million and No/100 Dollars ($2,000,000) (the "Loan") evidenced by a promissory note and secured by a first mortgage on DVH’s properties in Guin, Alabama and Sulligent, Alabama, including the structures and fixtures located thereon, as well as DVH’s interest in any lease thereof. The purpose of the loan is to pay off an existing loan from another bank secured by the Guin property and to reduce the outstanding balance on DVH’s revolving credit facility with the Lender. The net effect of the reduction in the revolving credit balance is to increase the credit available to the Company for working capital under its revolving facility. The Loan has a term from May 26, 2006 through June 1, 2011 and has a variable interest rate at 2.25% above LIBOR. There is no prepayment penalty. Future advances are available under the Loan Agreement, subject to approval by the Lender. Also on May 26, 2006, the Company and DVH guaranteed the Loan. Should Deer Valley default, thereby triggering acceleration of the Loan, the Company would become liable for payment of the Loan.

Long-term debt of the Company was as follows:

	December 31,
	2009	2008

Note payable to Fifth Third Bank, payable in monthly installments of $10,000 including interest at Libor plus 2.25%, maturing on June 1, 2011, secured by all assets of the Company.	1,719,424	1,800,433
Less: Current portion of long-term debt	(95,336)	(81,009)

Total long-term debt, net of current portion	$1,624,088	$1,719,424

Total interest costs for the years ended December 31, 2009 and 2008, amounted to $142,861 and $155,664, respectively, as reflected on the face of the accompanying statement of income.

At December 31, 2009, principal repayment requirements on long-term debt were as follows:

For year ended December 31,	Amount

2010	95,336
2011	1,528,752

Total repayments on long-term debt	1,624,088

NOTE 10 - DERIVATIVE LIABILITIES

In June 2008, the FASB issued authoritative guidance required by the “Derivatives and Hedging Topic” ASC 815-10-15-74 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. Under this guidance, instruments which contain full ratchet anti-dilution provisions will no longer be considered indexed to a company’s own stock for purposes of determining whether it meets the first part of the scope exception. The adoption of this guidance required us to (1) evaluate our instrument’s contingent exercise provisions and (2) evaluate the instrument’s settlement provisions. Based upon applying this approach to instruments within the scope of the consensus, we have determined that certain of our warrants which were classified in stockholders’ equity on December 31, 2008, no longer meet the definition of Indexed to a Company’s Own Stock provided in the Consensus. Accordingly, effective on January 1, 2009, we were required to reclassify those Warrants, at their fair value to liabilities. This requires that the fair value of these liabilities be re-measured at the end of every reporting period with the change in value reported in the statement of operations. The difference between the amount the warrants were originally recorded in the financials and the fair value of the instruments on January 1, 2009 was considered a cumulative effect of a change in accounting principle and required an adjustment to the opening balance of retained earnings in the amount of $5,537,222 and a reduction of additional paid-in capital of $6,172,913.

The fair value of the derivative warrant liability was $635,691 at the remeasurement date of January 1, 2009 and $262,745 on December 31, 2009. The change in the warrant liability resulted in a derivative income change in the amount of $372,946 for the year ended December 31, 2009.

The following is a list of the common shares indexed to derivative financial instruments as of December 31, 2009:

Class A Warrants (Class A-1 & Class A-2)	10,369,351
Class B Warrants	4,970,824
Class C Warrants	2,000,000
Class D Warrants	2,000,000
Class F Warrants (Class F-1 & Class F-2)	1,000,000
Class BD-2 Warrants	899,162
Class BD-3 Warrants	449,581
Class BD-4 Warrants	66,121
Class BD-5 Warrants	66,121

Total number of common shares indexed to derivative instruments	21,821,160

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton (“BSM”) option valuation technique, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as BSM) are highly volatile and sensitive to changes in the trading market price of our common stock. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

The following tables summarize the components of derivative liabilities as of December 31, 2009 and the remeasurement date, January 1, 2009:

	December 31, 2009	Remeasurement date January 1, 2009
Class A Warrants (Class A-1 & Class A-2)	$92,201	$143,308
Class B Warrants	42,749	143,657
Class C Warrants	45,400	113,400
Class D Warrants	65,800	207,000
Class E Warrants (a)	—	—
Class F Warrants (Class F-1 & Class F-2)	5,950	11,200
Class BD-2 Warrants	7,913	12,319
Class BD-3 Warrants	1,978	3,597
Class BD-4 Warrants	582	906
Class BD-5 Warrants	172	304

Fair values	$262,745	$635,691

Derivative Income	$372,946

Significant assumptions (or ranges):
Trading market values (1)	$.37	$1.20
Term (years)	1.61 – 3.61	.61 – 4.61
Volatility (1)	65.44% - 91.90%	50.97% - 75.78%
Risk-free rate (2)	1.14 – 1.70%	.27% - 1.55%

Fair value hierarchy:

(1)	Level 1 inputs are quoted prices in active markets for identical assets and liabilities, or derived there from. Our trading market values and the volatilities that are calculated thereupon are level 1 inputs.

(2)	Level 2 inputs are inputs other than quoted prices that are observable. We use the current published yields for zero-coupon US Treasury Securities, with terms nearest the remaining term of the warrants for our risk free rate.

Level 3 inputs are unobservable inputs. Inputs for which any parts are level 3 inputs are classified as level 3 in their entirety. The remaining term used equals the remaining contractual term as our best estimate of the expected term.

(a)	As of the remeasurement date, the Series E warrants had a fair value of zero. As of the quarter ended September 30, 2009 the Series E warrants expired.

The following tables summarize the effects on our derivative expense (income) associated with changes in the fair values of our derivative financial instruments by financing arrangement for the year ended December 31, 2009:

December 31, 2009
Class A Warrants (Class A-1 & Class A-2)	$(51,107)
Class B Warrants	(100,908)
Class C Warrants	(68,000)
Class D Warrants	(141,200)
Class F Warrants (Class F-1 & Class F-2)	(5,250)
Class BD-2 Warrants	(4,406)
Class BD-3 Warrants	(1,619)
Class BD-4 Warrants	(324)
Class BD-5 Warrants	(132)

$(372,946)

11. EQUITY TRANSACTIONS

Series A Convertible Preferred Stock - During the years ended December 31, 2009 and 2008, certain of the Company’s shareholders converted 523,300 and 81,225 shares of Series A Preferred stock, stated value $5,233,000 and $812,250, into 6,977,335 and 1,083,016 shares of the Company’s common stock.

Common Stock Dividends - During the year ended December 31, 2008, the Company issued 267,537 shares of the Company’s common stock to Series A Preferred shareholders as payment for $225,109 of dividends.

NOTE 12 - INCOME TAXES

The income tax provision (benefit) consists of the following:

Income Taxes:

The components of the provision for income taxes are as follows:

	2009	2008

Current taxes	78,764	896,863
Deferred taxes	(2,351,025)	225,978

Provision for income taxes	(2,272,261)	1,122,841

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	2009		2008
	Amount	Impact on Rate	Amount	Impact on Rate
Income tax at federal rate	(2,164,052)	34.00%	1,126,000	34.00%
State tax, net of Federal effect	(268,979)	4.23%	139,955	4.23%
Permanent Differences:

Basis adjustment for energy credit	—	0.00%	121,379	3.67%
Meals & Entertainment	8,218	-0.13%	32,638	0.99%
Officers Life Insurance	1,935	-0.03%	3,183	0.10%
Derivative expense	145,662	-2.29%	—	0.00%
Domestic Production Deduction	4,921	-0.08%	(68,424)	- 2.07%

Total Permanent Differences	160,736	-2.53%	88,776	2.69%

Total Tax Credits	0	0.00%	(400,131)	-12.08%
True Up to Tax Return - Deferred Assets	34	0.00%	168,241	5.08%

Total Provision	(2,272,261)	35.70%	1,122,841	33.92%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows:

	2009	2008
Current Deferred Tax Assets:
Warranty Reserve	584,858	848,617
Repurchase Reserve	105,122	101,299
Allowance for Doubtful Accounts	1,910	1,911
Accrued Legal Fees	28,670	—

Total Current Deferred Tax Asset	720,560	951,827

Non-Current Deferred Tax Assets:
Share based compensation	45,834	45,834
Goodwill Impairment	2,034,933	—
Accelerated Depreciation	—	—
Rounding	—	—

Total Non-Current Deferred Tax Assets	2,080,767	45,834

Non-Current Deferred Tax Liability:
Accelerated Depreciation	(123,343)	(180,117)
Goodwill	—	(531,825)
Sale of Assets	(341)

Total Non-Current Deferred Tax Liability	(123,684)	(711,942)

Total Deferred Tax Assets (Net)	2,677,643	285,719

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Litigation

The Company in the normal course of business is subject to claims and litigation. Management of the Company is of the opinion that, based on information available, such legal matters will not ultimately have a material adverse effect on the financial position or results of operation of the Company.

Reserve for Repurchase Commitments

Deer Valley Homebuilders, Inc. (“DVH”) is contingently liable under the terms of repurchase agreements with financial institutions providing inventory financing for retailers of DVH’s products. These arrangements, which are customary in the industry, provide for the repurchase of products sold to retailers in the event of default by the retailer. The risk of loss under these agreements is spread over numerous retailers. The price DVH is obligated to pay generally declines over the period of the agreement (typically 18 to 24 months) and the risk of loss is further reduced by the sale value of repurchased homes. The maximum amount for which the Company is contingently liable under repurchase agreements is approximately $8,240,000 at December 31, 2009. As of December 31, 2009 the Company had reserved $275,000 for future repurchase losses, based on prior experience and an evaluation of dealers’ financial conditions. DVH to date has not experienced significant losses under these agreements, and management does not expect any future losses to have a material effect on the accompanying financial statements.

Earnout Agreement

On January 18, 2006, the Company’s wholly-owned subsidiary, DeerValley Acquisitions Corp. (dissolved on July 1, 2006), entered into an Earnout Agreement (the “Earnout Agreement”), between Deer Valley Homebuilders, Inc., DeerValley Acquisitions Corp., and the former owners of Deer Valley Homebuilders, Inc. In connection with the Capital Stock Purchase Agreement, the Company entered into the Earnout Agreement, pursuant to which, additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc. as an earnout based upon the Net Income Before Taxes of Deer Valley Homebuilders, Inc. during the next five (5) years, up to a maximum of $6,000,000. In any given year during the term of the Earnout Agreement, 50% of the pre-tax profit exceeding $1,000,000 per year will be accrued and become distributable to the prior shareholders.

On November 19, 2007, the Company entered into an amendment to the Earnout Agreement dated January 18, 2006, with the original founders (the “Founders”), now the core operating management for the Company’s wholly owned subsidiary, Deer Valley Homebuilders, Inc. (the “Earnout Amendment”).

The table below details the calculation of the Earnout liability, payments which have been made pursuant to the Earnout agreement, and the maximum potential earnout which can still be earned.

	Cumulative Total	December 31, 2009	December 31, 2008	Prior Years Total
“DVH” Pretax Profit	$16,569,345	$1,843,324	$4,085,005	$10,641,016
Pre-tax Profit Limitation amount	(4,250,000)	(1,000,000)	(1,000,000)	(2,250,000)

Eligible amount	$12,319,345	$843,324	$3,085,005	$8,391,016
Earnout Percentage	50%	50%	50%	50%

Current amount payable	$6,159,673	$261,990	$1,542,502	$4,195,508

Total Accrued Earnout-Beginning	$6,159,673	$261,990	$1,738,010	$4,195,508
Cash payments	(4,000,000)			(4,000,000)

Total Accrued Earnout-Ending	$2,159,673	$261,990	$1,738,010	$195,508

Maximum Potential Earnout-Beginning	$6,000,000	$261,989	$1,804,492	$6,000,000
Current Earnout	(6,000,000)	(261,989)	(1,542,503)	(4,195,508)

Maximum Potential Earnout-Ending	$—	$—	$261,989	$1,804,492

In exchange for the elimination of future performance based cash accruals that were expected to total an additional $2 million over the next 12 to 36 months, the Company issued to the Founders two million shares of Deer Valley’s common stock. Through December 31, 2007, the Company has paid $4,000,000 to the Founders, under its Earnout Agreement, including $2.75 million in December of 2007. At December 31, 2009, the Company Founders have vested rights amounting to $2,000,000 under the Amended Earnout Agreement subject to completing requirements of the Founders employment agreement. The common stock will be held in escrow until January 18, 2011 if pending completion of the employment agreement requirements. The final number of shares released to recipients may be reduced in accordance with vesting requirements if the original earnout criteria are not met. For those shares that are ultimately released, if the open market price of the shares at the time of the release should be less than $1.00/share, the Company has agreed to either issue additional shares or pay a cash amount equal to the difference between $1.00 and the share price (i.e. “make whole”).

The Company accounted for the right to be made “whole” as a put liability. The Company determines the fair value of the put liability with a commercially available software product that utilizes a proven Monte Carlo valuation methodology. The Monte Carlo model was utilized to incorporate more complex variables than closed-form models such as the Black-Scholes option valuation model. Based on this analysis, the value of the put liability was determined to be approximately $1,323,844 and $569,844 at December 31, 2009 and 2008, respectively. In 2008, the put liability methodology was changed and the cumulative effect of the change in accounting method resulted in an increase in paid in capital of $165,654 and a reduction in the put liability to $515,546.

On January 1, 2008 the Company adopted the guidance under FASB topic ASC 820 “Fair Value Measurements and Disclosures”, for our financial assets and financial liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2: Inputs, other than quoted prices, that are observable for the asset or liability; either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table summarizes the level 3 inputs used to measure the put liability at fair value:

	December 31, 2009	December 31, 2008
Settlement guaranteed value	$2,000,000.00	$2,000,000.00
Indexed shares	2,000,000.00	2,000,000.00
Expected volatility	92.16%-105.73%	57.18%-75.40%
Effective strike price	$1.00	$1.00
Trading Market Price	$0.37	$1.20
Expected dividends	—	—
Expected term in years	1-2 years	1-3 years
Risk free rate of return	.08%-.40%	.37%-1.00%

As a result of the fair value adjustments the Company has recognized expense for the years ended December 31, 2009 and 2008 of $754,000 and $54,298, respectively. See Note 16 Subsequent Events for additional disclosure data.

Dividends Payable

A holder of Series A Preferred Stock is entitled to receive a dividend at a rate per annum equal to seven percent (7%), payable semi-annually, at the option of the company, (i) in cash, to the extent funds are legally available therefore, or (ii) in shares of registered Common Stock at a ten percent (10%) discount to the “Market Price” (as such term is defined in the designations for the Series A Preferred Stock). The Company was required to pay this dividend for a period of two years from the date of issuance, January 18, 2006, of the Series A. Dividends to these preferred shareholders amount to $23,308 and $423,040 in the years ended December 31, 2008 and 2007, respectively. This dividend requirement expired during the year ended December 31. 2008

NOTE 14 – RELATED PARTY

In connection with the Capital Stock Purchase Agreement, DVA entered into the Earnout Agreement, pursuant to which, additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the net income before taxes of DVH during the five (5) years following January 18, 2006, up to a maximum of $6,000,000. During the term of the Earnout Agreement, 50% of the pre-tax profit exceeding $1,000,000 per year will be accrued and become distributable to the former owners of DVH, the Founders, who consist of Joel Stephen Logan, II, the President and General Manager of DVH, Charles L. Murphree, Jr., the Vice President and Regional Sales Director of DVH, and John Steven Lawler, Director of Finance of DVH. Messrs. Logan, Murphree, and Lawler are all directors of Deer Valley Corporation and of DVH. The business purpose of executing the Earnout Agreement was to set the purchase price of DVH by an objective standard, given that the owners of DVH, DVA, and the Company could not agree on an outright purchase price. On November 19, 2007, the Company entered into the Earnout Amendment to the Earnout Agreement with the Founders, now the core operating management for the Company’s wholly owned subsidiary, DVH, to generally eliminate the Company’s obligations under the Earnout Agreement in exchange for an issuance of two million shares of Deer Valley’s common stock to the Founders and release of funds accrued through December 31, 2007. A discussion of the terms of the Earnout Amendment can be found at Note 13- Commitment and Contingencies and Note 16 – Subsequent Events.

NOTE 15 – SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the Company’s unaudited quarterly results of operations for the periods ended December 31, 2009 and 2008.

	For the three month periods ended December 31,
	2009	2008
	(unaudited)	(unaudited)
REVENUE	$8,088,967	$10,020,195

COST OF REVENUE	6,410,181	8,555,445

GROSS PROFIT	1,678,786	1,464,750

OPERATING EXPENSES:
Depreciation	6,154	11,880
Selling, general and administrative	892,627	1,306,078
Goodwill Impairment Charge	7,256,917	—

TOTAL OPERATING EXPENSES	8,155,698	1,317,958

OPERATING INCOME	(6,476,912)	146,792

OTHER INCOME (EXPENSES)
Derivative income	98,899	1,600
Interest income	13,255	68,037
Interest expense	(35,964)	(37,153)

TOTAL OTHER INCOME/(EXPENSES)	76,190	32,484

INCOME BEFORE INCOME TAXES	(6,400,722)	179,276

INCOME TAX (EXPENSE)/BENEFIT	2,527,334	(117,397)

NET INCOME	$(3,873,388)	$61,879

Dividends to preferred stockholders	—	—
Deemed dividend to preferred stockholders on beneficial conversion feature	—	—

Net Income Available to Common Shareholders	$(3,873,388)	$61,879

Net Income/(Loss) Per Share (Basic)	$(0.24)	$0.01

Net Income/(Loss) Per Share (Fully Diluted)	$(0.24)	$0.00

Weighted Average Common Shares Outstanding	15,910,663	11,988,966

Weighted Average Common and Common Equivalent Shares Outstanding	15,910,663	23,739,101

NOTE 16 – SUBSEQUENT EVENTS

On February 8, 2010, the Board of Directors approved a revision to the terms of Company’s Earnout Agreement. See Note 12 Commitments and Contingencies for additional information on the Earnout Agreement. The Company has previously deposited 2,000,000 shares of its common stock in escrow (the “Escrowed Shares”) to be held and released in satisfaction of its earnout requirements under the Earnout Agreement. The Company is obligated to issue additional shares or cash to the extent the Company’s share price on the distribution date is less than $1.00 (the “Price Guarantee”), and the Former Owners are fully vested in the Escrowed Shares which are subject to limited forfeiture obligations.

The Former Owners have agreed to extend the term of their Employment Agreements and Non-Compete Agreement for two additional years upon substantially the same terms and conditions, in exchange for the Company repurchasing the 2,000,000 shares currently in escrow at a price of $.35 per share, and agreeing to exercise the existing option to pay the Price Guarantee differential, in cash, in lieu of shares.

The total amount of $2,000,000 in cash, due to the Former Owners, will be released from escrow on or about December 31, 2010. This transaction will be accounted for in the Company’s first quarterly report for calendar year 2010. The Company has escrowed $700,000 of the total of $2,000,000 related to escrow shares purchased from the Former Owners.

On February 8, 2010, the Board approved the repurchase and cancellation of one entire class of options that granted the holders the right to purchase an aggregate of 700,000 common shares at strike prices evenly divided between $1.09 and $1.14. The entire repurchase was accomplished for the nominal sum of $700. The repurchase and cancellation of these options, all of which were formerly held by members of the Board, was another step toward simplifying the Company’s capital structure and the elimination of a potential source of future earnings dilution.

On February 8, 2010, the Board authorized a limited share repurchase program allowing for the occasional open market purchase of the Company’s common shares up to a maximum of $500,000. To date no shares have been repurchased in the open market under the repurchase program.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures, as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

We carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009. Based upon such evaluation, the Chief Executive Officer and Chief Financial Officer has concluded that, as of the end of such period, the Company’s disclosure controls and procedures were not effective as required under Rules 13a-15(e) and 15d-15(e) under the Exchange Act.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Under the supervision and with the participation of our management, including our chief executive officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting using framework similar to criteria referenced in the initial steps of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

A material weakness is a significant deficiency (as defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2), or a combination of significant deficiencies, that results in reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In its assessment of the effectiveness of the Company’s internal controls over financial reporting, management determined that there were control deficiencies that constituted material weaknesses, as described below.

* We have noted that there may be an insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

* We do not have an audit committee or an independent audit committee financial expert. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the managements view that to have audit committee, comprised of independent board members, and an independent audit committee financial expert is an important entity-level control over the Company’s financial statements. Currently, the Board does not have sufficient independent directors to form such an audit committee. Also, the Board of Directors does not have an independent director with sufficient financial expertise to serve as an independent financial expert.

* Due to the complex nature of recording derivatives and similar financial instruments, we noted a need for increased coordination and review of techniques and assumptions used in recording derivatives to ensure accounting in conformity with generally accepted accounting principles.

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this annual report.

Remediation Efforts to Address Deficiencies in Internal Control Over Financial Reporting

As a result of the findings from the investigation and a company-led accounting review, management intends to take practical, cost-effective steps in implementing internal controls, including the following remedial measures:

*Interviewing and potentially hiring outside consultants that are experts in designing internal controls over financial reporting based on criteria established in Internal Control-Integrated Framework issued by COSO.

*The Company has hired an outside consultant to assist with controls over the review and application of derivatives to ensure accounting in conformity with generally accepted accounting principles.

*Board to review and make recommendations to shareholders concerning the composition of the Board of Directors, with particular focus on issues of independence. The Board of Directors to consider nominating an audit committee and audit committee financial expert, which may or may not consist of independent members.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Changes in Internal Control Over Financial Reporting

On January 27, 2009, the Board of Directors of Deer Valley Corporation appointed John Steven Lawler to serve as its Chief Financial Officer and Executive Vice President. Prior to such appointment, Mr. Lawler was a member of the Board of Directors and Assistant Secretary of Deer Valley Corporation, and a member of the Board of Directors, Secretary, and Director of Finance of Deer Valley Homebuilders, a wholly-owned subsidiary of Deer Valley Corporation. Mr. Lawler will continue to serve in each of these positions.

No change in the Company’s internal control over financial reporting occurred during the quarter ended December 31, 2009, that materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors and Executive Officers

As of March 16, 2010, the directors and executive officers of the Company, their ages, positions, the dates of initial election or appointment as directors or executive officers, and the expiration of their terms are as set forth in the following table.

Name of Director / Executive Officer	Age	Position(s)	Period Served
Charles G. Masters	70	President and Chief Executive Officer of Deer Valley	January 18, 2006 to Present

		Class II Director of Deer Valley Corporation	January 18, 2006 to Present (term expires at next meeting of shareholders)

		President and Member of Board of Directors of DVFC	August 18, 2009 to Present

Joel Stephen Logan, II	41	President and General Manager of DVH	September 22, 2006 to Present

		Class II Director of Deer Valley Corporation	September 22, 2006 to Present (term expires at next meeting of shareholders)

		Member of the Board of Directors of DVH	September 22, 2006 to Present (term expires at next meeting of shareholders)

		Vice President and Member of Board of Directors of DVFC	August 18, 2009 to Present

Charles L. Murphree, Jr.	48	Vice President and Regional Sales Director of DVH	September 22, 2006 to Present

		Class I Director of Deer Valley Corporation	September 22, 2006 to Present (term expires at next meeting of shareholders)

		Member of the Board of Directors of DVH	September 22, 2006 to Present (term expires at next meeting of shareholders)

		Member of Board of Directors of DVFC	August 18, 2009 to Present

John Steven Lawler	41	Chief Financial Officer, Secretary and Treasurer of DVH	September 22, 2006 to Present

		Class III Director of Deer Valley Corporation	September 22, 2006 to Present (term expires at next meeting of shareholders)

		Member of the Board of Directors of DVH	September 22, 2006 to Present (term expires at next meeting of shareholders)

		Chief Financial Officer and Executive Vice President of Deer Valley Corporation	January 27, 2009 to Present

		Secretary, Treasurer and Member of Board of Directors of DVFC	August 18, 2009 to Present

Hans Beyer	44	Class II Director of Deer Valley Corporation	July 27, 2006 to Present (term expires at next meeting of shareholders)

John Giordano	52	Class III Director of Deer Valley Corporation	July 27, 2006 to Present (term expires at next meeting of shareholders)

Dale Phillips	62	Class I Director of Deer Valley Corporation	July 27, 2006 to Present (term expires at next meeting of shareholders)

Experience

Charles G. Masters, Chief Executive Officer, President and Director of Deer Valley Corporation. Mr. Masters was the founder of DVA. In March 1998, Mr. Masters founded and has since served as CEO and CFO of Bumgarner Enterprises, Inc., an oil and gas development and a business consulting firm. Since 2001, Mr. Masters has also served as Director, CEO and CFO of Ranger Industries, Inc., formerly a public company, which is the sole shareholder of Bumgarner Enterprises. Mr. Masters has founded and served as the CEO and CFO of several private companies involved in the development of military electronic communications and test equipment, pioneering the introduction of microprocessors into point of sale equipment, medical equipment, artificial intelligence devices, and the development of laser scanners. Mr. Masters received a B.S.E.E. (1961) from Duke University, a M.S.E.E. (1964) from the University of Pittsburgh and a M.S.M.S. (1966) from Johns Hopkins University.

Joel Stephen Logan, II, Member of the Board of Directors of Deer Valley Corporation and of DVH, President, and General Manager of DVH. Mr. Logan is well-known throughout the factory-built home industry, having founded and operated two successful companies in the industry. Since leading the group which founded DVH in 2004, Mr. Logan has served as Chairman of the Board, General Manager, and President of that company. In 1996, Mr. Logan led the group which founded a HUD Code housing company, Pinnacle Homes of Alabama. Mr. Logan served as served as President and General Manager of Pinnacle until the company was purchased in 1998. Following the buy-out, Pinnacle became a division of Patriot Homes of Indiana, and Mr. Logan continued as General Manager of the Pinnacle Division until 2003. Mr. Logan also serves as a member of the Board of Directors of two charities, Quinn’s Ranch Children’s Home and GMM Children Feeding Center. Mr. Logan holds a degree in Business Administration from Mississippi State University.

Charles L. Murphree, Jr., Member of the Board of Directors of Deer Valley Corporation and of DVH, Vice President and Regional Sales Director of Deer Valley Homebuilders, Inc. As one of the founders of DVH, since April of 2004 Mr. Murphree has served as a Corporate Director, Sales Manager and Vice President of DVH. From 2003 until 2004, Mr. Murphree served as Plant Manager for Clayton Homes, Inc. From 2000 through 2003, Mr. Murphree worked as General Manager of the Energy and LifeStyle Divisions of Southern Energy Homes, Inc. Mr. Murphree graduated from the University of Alabama Huntsville with a Bachelor of Science in Business Administration.

John Steven Lawler, Chief Financial Officer, Executive Vice President and Director of Deer Valley Corporation and Chief Financial Officer and Director of DVH. As part of the DVH’s founding group, since April 2004 Mr. Lawler, a certified public accountant, has served as Chief Financial Officer for DVH. From 2001 until 2004, he served as ERP and IT Project Manager for Cavalier Homes, Inc. From 1999 until 2001, Mr. Lawler worked as the ERP Team Leader for Financial Accounting for Cavalier Homes, Inc. Mr. Lawler holds a Bachelor of Science in Business Administration from the University of Alabama.

Hans Beyer, Director of Deer Valley Corporation. Since February of 2005, Mr. Beyer has served as a partner for Saxon Gilmore Carraway Gibbons Lash & Wilcox, P.A. At Saxon Gilmore Carraway Gibbons Lash & Wilcox, P.A., he oversees and manages complex legal matters. From September 2005 until December 31, 2006, Mr. Beyer served as the Senior Vice President of Mirabilis Ventures, Inc. At Mirabilis Ventures, Inc., he oversaw private equity investments. In addition, Mr. Beyer is President and Founder for Daedalus Consulting, Inc. In connection with his position at Daedalus Consulting, Inc., Mr. Beyer provides consulting advice on business matters. From 2003 to February 2005, Mr. Beyer was a partner at Buchanan Ingersoll, P.C. Prior to 2002, Mr. Beyer was the founder and President of the Law Firm of Hans Christian Beyer, P.A. Mr. Beyer holds a B.A. from the University of Michigan and a J.D. from the University of Michigan Law School.

John Giordano, Director of Deer Valley Corporation. For the past five years Mr. Giordano has served as Chair of the Business, Tax and Corporate Finance Practice Group at Bush Ross, P.A., a Tampa, Florida law firm. He is regularly involved in complex business-related transactions, has extensive experience in a broad range of areas, including federal and state securities law, corporate finance, mergers, acquisitions, and tax law, and has acted as general corporate counsel for numerous Florida-based public and private corporations. Mr. Giordano attended the University of Florida, where he received a B.S., a J.D., and an L.L.M. in taxation.

Dale Phillips, Director of Deer Valley Corporation. For the past three years, Mr. Phillips has served as Managing Director of TotalCFO, LLC, CFO and Director of Apogee Financial Investments, Inc, Vice President for Dalmari, Inc, and Managing Member of Famalom, LLC. Prior to this he was a Director and Vice President of Finance for RE, Purcell Construction Co., Inc. Mr. Phillips background includes a long history of CFO accounting and financial management positions in the fields of: heavy highway construction, healthcare, transportation, manufacturing and service management. Mr. Phillips holds an A.S. (1968) in Business Management from Champlain College and a B.A. (1971) in Accounting from Castleton State College.

Significant Employees

Other than the executive officers of Deer Valley named above, no other employees are required to be disclosed under this item. Because of their importance to the success of the Company, Deer Valley maintains “key man” life insurance policies, with Deer Valley as beneficiary, on Joel Stephen Logan II, John Steven Lawler, and Charles Murphree.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Involvement In Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company or any of its subsidiaries.

To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any property or business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and holders of more than 10% of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership. Based solely on a review of the forms, reports, and certificates filed with the Company by such persons, all Section 16(a) filing requirements were complied with by such persons during the last fiscal year or prior fiscal years, except as otherwise set forth below:

Section 16(a) Beneficial Ownership Reporting Compliance

Name of Filer	Title	# of Late Reports	# of Transactions not timely reported	# of Failure to File
Hans Beyer	Director	1	1	0
John Giordano	Director	1	1	0
Dale Phillips	Director	1	2	0
Charles G. Masters	Officer/ Director	1	3	0
Joel Stephen Logan, II	Officer/ Director	1	3	0
Charles L. Murphree, Jr	Officer/ Director	1	3	0
John Steven Lawler	Officer/ Director	1	3	0

Code of Ethics

The Company has not adopted a code of ethics which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company desires to appoint independent members to the Board of Directors before adopting such a code. The Company is actively searching for individuals who would be considered independent, as well as qualified to serve as directors.

Material Changes to Nominations by Security Holders of Director Candidates

In the past fiscal year, there has been no material change to the procedures by which security holders may recommend nominees to the small business issuer’s board of directors.

Audit Committee

We do not currently have a standing audit committee. The Company’s Chief Executive Officer is actively researching candidates for membership on the Board of Directors who would be “independent” and who, accordingly, could serve on an audit committee. The entire Board of Directors is currently performing the equivalent functions of an audit committee, none of whom have been determined to be an “audit committee financial expert.”

Audit Committee Financial Expert

We do not currently have an “audit committee financial expert” as defined under Item 407(e) of Regulation S-K. As discussed above, our Board of Directors plans to form an Audit Committee. In addition, the Board is actively seeking to appoint an individual to the Board of Directors and the Audit Committee who would be deemed an audit committee financial expert.

ITEM 11.	EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table sets forth information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2009 with respect to services rendered by such persons.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Non-qualified deferred compensation earnings	All Other Compensation		Total

Charles G. Masters (1)	2009	$150,000	—	—	$—	—		—	$10,000	(12)	$160,000
	2008	$150,000	—	—	$—	—		—			$150,000

Joel Stephen Logan, II(2)	2009	$52,000	$—	—	$—	$152,564	(5)	—	$15,067	(11)	$219,631
	2008	$53,000	$450	—	$—	$335,814	(6)	—	$5,459	(11)	$394,723

Charles L. Murphree, Jr.(3)	2009	$52,000	$—	—	$—	$77,668	(7)	—	$15,067	(11)	$144,735
	2008	$53,000	$450	—	$—	$169,761	(8)	—	$5,495	(11)	$228,670

John Steven Lawler (4)	2009	$52,000	$—	—	$—	$74,057	(9)	—	$10,000	(12)	$136,057
	2008	$53,000	$450	—	$—	$162,889	(10)	—	$1,000	(12)	$217,339

(1)	On January 18, 2006, Mr. Masters was elected to serve as a Director, Chief Executive Officer, and President of the Company. Mr. Masters’ salary was $150,000 per year in 2009 and 2008.
(2)	Mr. Logan is a Director of the Company and President and General Manager of Deer Valley Homebuilders, Inc., a material operating subsidiary of the Company acquired on January 18, 2006. Mr. Logan’s 2008 bonus of $450 is an anniversary bonus paid to each employee of Deer Valley Homebuilders, Inc. upon the anniversary of his or her employment; this program was suspended for all employees during 2009.
(3)	Mr. Murphree is Director of the Company and Vice President and Regional Sales Director of Deer Valley Homebuilders, Inc, a material operating subsidiary of the Company acquired on January 18, 2006. Mr. Murphree’s 2008 bonus of $450 is an anniversary bonus paid to each employee of Deer Valley Homebuilders, Inc. upon the anniversary of his or her employment; this program was suspended for all employees during 2009.
(4)	Mr. Lawler is Director, Chief Financial Officer and Executive Vice President of the Company and Chief Financial Officer of Deer Valley Homebuilders, Inc, a material operating subsidiary of the Company acquired on January 18, 2006. Mr. Lawler’s 2008 bonus of $450 is an anniversary bonus paid to each employee of Deer Valley Homebuilders, Inc. upon the anniversary of his or her employment; this program was suspended for all employees during 2009.
(5)	Non-equity incentive plan compensation consisted of “hitch” bonuses and profit-sharing arrangements described in “Employment Agreements with Named Executive Officers” below. Amount reflects accruals in fiscal year 2009, including a “hitch” bonus of $3,640 and profit-sharing of $53,068 accrued but unpaid in 2009. In 2009, Mr. Logan was paid $54,000 as a “hitch bonus,” which includes $4,740 accrued but unpaid in 2008, and $86,397 in profit-sharing, which includes $39,801 accrued but unpaid in 2008.
(6)	Non-equity incentive plan compensation consisted of “hitch” bonuses and profit-sharing arrangements described in “Employment Agreements with Named Executive Officers” below. Amount reflects accruals in fiscal year 2008, including a “hitch” bonus of $4,740 and profit-sharing of $39,801 accrued but unpaid in 2008. In 2008 Mr. Logan was paid $118,500 as a “hitch bonus,” which includes $8,460 accrued but unpaid in 2007, and $297,407 in profit-sharing, which includes $116,174 accrued but unpaid in 2007.
(7)	Non-equity incentive plan compensation consisted of “hitch” bonuses and profit-sharing arrangements described in “Employment Agreements with Named Executive Officers” below. Amount reflects accruals in fiscal year 2009, including a “hitch” bonus of $3,633 and profit-sharing of $25,490 accrued but unpaid in 2009. In 2009, Mr. Murphree was paid $28,996 as a “hitch bonus,” which includes $2,833 accrued but unpaid in 2008, and $41,499 in profit-sharing, which includes $19,117 accrued but unpaid in 2008.
(8)	Non-equity incentive plan compensation consisted of “hitch” bonuses and profit-sharing arrangements described in “Employment Agreements with Named Executive Officers” below. Amount reflects accruals in fiscal year 2008, including a “hitch” bonus of $2,833 and profit-sharing of $19,117 accrued but unpaid in 2008. In 2008, Mr. Murphree was paid $66,195 as a “hitch bonus,” which includes $5,433 accrued but unpaid in 2007, and $142,850 in profit-sharing, which includes $55,801 accrued but unpaid in 2007.
(9)	Non-equity incentive plan compensation consisted of “hitch” bonuses and profit-sharing arrangements described in “Employment Agreements with Named Executive Officers” below. Amount reflects accruals in fiscal year 2009, including a “hitch” bonus of $2,065 and profit-sharing of $23,033 accrued but unpaid in 2009. In 2009, Mr. Lawler was paid $31,500 as a “hitch bonus,” which includes $2,765 accrued but unpaid in 2008, and $37,499 in profit-sharing, which includes $17,275 accrued but unpaid in 2008.

(10)	Non-equity incentive plan compensation consisted of “hitch” bonuses and profit-sharing arrangements described in “Employment Agreements with Named Executive Officers” below. Amount reflects accruals in fiscal year 2008, including a “hitch” bonus of $2,765 and profit-sharing of $17,275 accrued but unpaid in 2008. In 2008, Mr. Lawler was paid $69,125 as a “hitch bonus,” which includes $4,935 accrued but unpaid in 2007, and $129,082 in profit-sharing, which includes $50,423 accrued but unpaid in 2007.
(11)	Amount relates to health insurance premiums and director fees in the respective fiscal year.
(12)	Amount relates to director fees in the respective fiscal year.

Employment Agreements with Named Executive Officers

On January 18, 2006, DVH entered into a five year employment agreement with Joel Stephen Logan, II. Under the terms of Mr. Logan’s Employment Agreement, Mr. Logan is (a) entitled to receive a fixed annual salary of $52,000, (b) entitled to receive a monthly “hitch bonus” of $60 per “floor” produced by DVH, (c) is eligible to participate and receive 4.6% of the net income before taxes of DVH, and (d) entitled to receive health benefits and coverage, as provided by DVH. On February 26, 2010, DVH and Mr. Logan extended the expiration date of the employment agreement and the non-compete period from January 18, 2011 to January 18, 2013.

On January 18, 2006, DVH entered into a seven year employment agreement with Charles L. Murphree, Jr. Under the terms of Mr. Murphree’s Employment Agreement, Mr. Murphree is (a) entitled to receive a fixed annual salary of $52,000, (b) entitled to receive a monthly “hitch bonus” of $33.33 per “floor” produced by DVH, (c) is eligible to participate and receive 2.2% of the net income before taxes of DVH, and (d) entitled to receive health benefits and coverage, as provided by DVH. On February 26, 2010, DVH and Mr.Murphree extended the expiration date of the employment agreement and the non-compete period from January 18, 2011 to January 18, 2013.

On January 18, 2006, DVH entered into a seven year employment agreement with John Steven Lawler. Under the terms of Mr. Lawler’s Employment Agreement, Mr. Lawler is (a) entitled to receive a fixed annual salary of $52,000, (b) entitled to receive a monthly “hitch bonus” of $35 per “floor” produced by DVH, (c) is eligible to participate and receive 2% of the net income before taxes of DVH, and (d) entitled to receive health benefits and coverage, as provided by DVH. On February 26, 2010, DVH and Mr. Lawler extended the expiration date of the employment agreement and the non-compete period from January 18, 2011 to January 18, 2013.

On September 7, 2007, Deer Valley Corporation entered into a one year employment agreement with Charles G. Masters, which renews automatically each subsequent year. Under the terms of Mr. Masters Employment Agreement, Mr. Masters is (a) entitled to receive a fixed annual salary of $150,000, and (b) entitled to receive a bonus at the discretion of the independent directors of the Company.

Each of the employment agreements described above provides for severance payments, in the amount of the unpaid fixed annual salary due under such agreements.

Outstanding Equity Awards

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for our Chief Executive Officer and each of our most highly compensated executive officers whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2009 with respect to services rendered by such persons.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name of Executive Officer	Number of Exercisable Securities Underlying Unexercised Options	Number of Unexercisable Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Charles G. Masters	50,000 50,000			$ $	1.14 1.09	7/1/2017 9/7/2017

Joel Stephen Logan, II	50,000 50,000			$ $	1.14 1.09	7/1/2017 9/7/2017

Charles L. Murphree, Jr.	50,000 50,000			$ $	1.14 1.09	7/1/2017 9/7/2017

John Steven Lawler	50,000 50,000			$ $	1.14 1.09	7/1/2017 9/7/2017

In February 2010, the Company’s Board of Directors approved the repurchase and cancellation of the entire class of the director options held by each member of the Board of Directors. The repurchase of all of the options referenced in column 2 of the table above was accomplished for the nominal sum of $700.

Compensation of Directors

The following table sets forth information concerning compensation of the directors who are not included in the Summary Compensation Table or the Outstanding Equity Awards at Fiscal Year-End table above for the fiscal year ended December 31, 2009 with respect to services rendered by such persons.

DIRECTOR COMPENSATION

Name	Year	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Hans Beyer	2009 2008	$10,000 —	— —	— —	— —	— —	— —	$10,000 —
John Giordano	2009 2008	$10,000 —	— —	— —	— —	— —	— —	$10,000 —
Dale Phillips	2009 2008	$10,000 —	— —	— —	— —	— —	— —	$10,000 —

In addition, the Company reimburses directors for their reasonable expenses for attending Board and Board Committee meetings.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Securities Authorized for Issuance Under Equity Compensation Plans

See “Securities Authorized For Issuance Under Equity Compensation Plans” and Equity Compensation Plan Information table under Item 5 concerning the authorization and issuance of securities of the Company under an equity compensation plan.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information with respect to the beneficial ownership of our capital stock as of March 16, 2010 for (i) any person whom we know to be the beneficial owner of more than 5% of our outstanding common stock (ii) each of our directors or those nominated to be directors, and executive officers and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Title of Class(1)	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Common Stock; Common Stock issuable upon conversion of derivative securities	Charles G. Masters, Member of the Board of Directors of Deer Valley Corporation, Chief Executive Officer and President of the Deer Valley Corporation (3)	212,032	(6)	1.20%

Common Stock; Common Stock issuable upon conversion of derivative securities	Joel Stephen Logan, II, Member of the Board of Directors of Deer Valley Corporation and of DVH, President and General Manager of DVH(4)	528,669 Direct Ownership	(7)	2.98%

Common Stock; Common Stock issuable upon conversion of derivative securities	Charles L. Murphree, Jr., Member of the Board of Directors of Deer Valley Corporation and of DVH, Vice President and Regional Sales Director of DVH(4)	352,448 Direct Ownership	(8)	2.00%

Common Stock; Common Stock issuable upon conversion of derivative securities	John Steven Lawler, Member of the Board of Directors of Deer Valley Corporation and of DVH, Chief Financial Officer and Executive Vice President of Deer Valley Corporation and Chief Financial Officer of DVH(4)	176,226 Direct Ownership	(9)	1.01%

Common Stock; Common Stock issuable upon conversion of derivative securities	Vicis Capital Master Fund(5)	13,406,749 Direct Ownership	(10)	76.83%

Common Stock; Common Stock issuable upon conversion of derivative securities	Hans Beyer, Member of the Board of Directors of Deer Valley Corporation(3)	267,889	(11)	1.53%

Common Stock issuable upon conversion of derivative securities	John Giordano Member of the Board of Directors of Deer Valley Corporation(3)	0		*

Title of Class(1)	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Common Stock issuable upon conversion of derivative securities	Dale Phillips Member of the Board of Directors of Deer Valley Corporation(3)	81,680 Indirect Ownership	(12)	*

Common Stock and derivative securities convertible into Common Stock	All executive officers and directors as a group (7 persons)	1,618,944		9.3%

*	Less than 1%.
(1)	All of the Company’s Series B and D Convertible Preferred Stock automatically converted to common stock on July 24, 2006 and so does not appear here. Holders of more than 5% of our outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series E Convertible Preferred Stock are not separately reported above because (1) such holders vote on an as-converted basis with common shareholders on all matters save those involving a material alteration to the rights of holders of Series A, C, or E Convertible Preferred Stock and (2) holders of Series A, C, and E Convertible Preferred Stock are contractually restricted from converting such stock or exercising warrants such that they would own or vote more than 4.99% of the Company’s common stock. Therefore, it is the Company’s view that ownership of more than 5% of such preferred stock is immaterial for purposes of determining voting control of the Company.
(2)	Applicable percentage of ownership is based on 17,449,517 shares of common stock being issued and outstanding as of March 16, 2010. Calculations do not include outstanding convertible preferred stock, warrants, options, or other rights issued by the Company, unless the reporting person is the beneficial owner of the convertible preferred stock, warrant, option, or other right. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.
(3)	Unless otherwise indicated, the mailing address of the shareholder is 3111 W. Dr. MLK Blvd., Ste 100, Tampa, FL 33607.
(4)	Unless otherwise indicated, the mailing address of the shareholder is 205 Carriage St., Guin, Alabama 35563.
(5)	Unless otherwise indicated, the mailing address of the shareholder is 126 East 56th Street, New York, New York 10022.
(6)	Consists of (a) 14,498 common shares directly owned by Charles G. Masters, (b) 36,090 common shares owned by Charles Masters’ spouse, (c) 33,334 common shares issuable upon exercise of the Company’s Series A Common Stock Purchase Warrant owned by Charles Masters’ spouse, (d) 2,024 common shares issuable upon exercise of another of the Company’s Series A Common Stock Purchase Warrants owned by Charles Masters’ spouse, (e) 16,667 common shares issuable upon exercise of the Company’s Series B Common Stock Purchase Warrant owned by Charles Masters’ spouse, and (f) 109,419 common shares issuable upon exercise of the Company’s Series BD Common Stock Purchase Warrants directly owned by Charles G. Masters. Charles G. Masters disclaims beneficial ownership of securities owned by his spouse, except to the extent of his pecuniary interest therein, and the inclusion of these shares in this filing shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(7)	Consists of (a) 216,528 common shares, (b) 200,000 common shares issuable upon exercise of the Company’s Series A Common Stock Purchase Warrant, (c) 12,141 common shares issuable upon exercise of another of the Company’s Series A Common Stock Purchase Warrants, and (d) 100,000 common shares issuable upon exercise of the Company’s Series B Common Stock Purchase Warrant.
(8)	Consists of (a) 144,353 common shares, (b) 133,334 common shares issuable upon exercise of the Company’s Series A Common Stock Purchase Warrant, (c) 8,094 common shares issuable upon exercise of another of the Company’s Series A Common Stock Purchase Warrants, and (d) 66,667 common shares issuable upon exercise of the Company’s Series B Common Stock Purchase Warrant.
(9)	Consists of (a) 72,178 common shares, (b) 66,667 common shares issuable upon exercise of the Company’s Series A Common Stock Purchase Warrant, (c) 4,047 common shares issuable upon exercise of another of the Company’s Series A Common Stock Purchase Warrants, and (d) 33,334 common shares issuable upon exercise of the Company’s Series B Common Stock Purchase Warrant.
(10)	Consists of (a) 13,406,749 common shares, (b) 364,178 common shares issuable upon exercise of the Company’s Series A Common Stock Purchase Warrant, (c) 3,283,334 common shares issuable upon exercise of the Company’s Series B Common Stock Purchase Warrant, (d) 6,556,668 common shares issuable upon exercise of another Series B Common Stock Purchase Warrant, (e) 2,246,300 common shares issuable upon conversion of 22,463 shares of the Company’s Series C Preferred Stock, (f) 2,000,000 shares of common stock which are issuable upon exercise of a Series C Common Stock Purchase Warrant, (g) 1,000,000 shares issuable upon exercise of 1,000,000 shares of the Company’s Series E Preferred Stock, (h) 2,000,000 shares of common stock which are issuable upon exercise of a Series D Common Stock Purchase Warrant, (i) 250,000 shares of common stock which are issuable upon exercise of another Series F Common Stock Purchase Warrant, (j) 750,000 shares of common stock which are issuable upon exercise of another Series F Common Stock Purchase Warrant, and (k) 632,524 shares of common stock which are issuable upon exercise of Series BD Common Stock Purchase Warrants. The conversion rights of Series A Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock issued are limited in the certificate of designations, preferences and rights of such stock, and the exercise rights in the warrants issued to Vicis Capital Master Fund are limited, so, in each instance, the holder is not entitled to convert any Series A Preferred Stock, Series C Preferred Stock, or Series E Preferred Stock, or exercise any warrants, to the extent that, after such conversion, the sum of the number of shares of common stock beneficially owned by such holder and its affiliates, will result in beneficial ownership of more than 4.99% of the outstanding shares of common stock. As a result, the inclusion of Series A Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock or the warrants in this Filing shall not be deemed an admission of beneficial ownership of all of registered securities under Section 16 or for any other purpose. In addition, as a result of such conversion caps, Vicis Capital Master Fund’s ownership of its preferred stock and warrants have not been included in its percent of common stock on the table.
(11)	Consists of (a) 1,104 common shares directly owned by Mr. Beyer, (b) 13,333 common shares issuable upon exercise of the Company’s Series A Preferred stock directly owned by Mr. Beyer, (c) 13,333 common shares issuable upon exercise of the Company’s Series A Common Stock Purchase Warrant directly owned by Mr. Beyer, (d) 810 common shares issuable upon exercise of another of the Company’s Series A Common Stock Purchase Warrant directly owned by Mr. Beyer, (e) 6,667 common shares issuable upon exercise of the Company’s Series B Common Stock Purchase Warrant directly owned by Mr. Beyer, and (f) 232,642 shares of common stock owned indirectly through Daedalus Consulting, Inc. Mr. Beyer disclaims beneficial ownership of securities owned by Daedalus Consulting, Inc. and Apogee Financial Investments, Inc., except to the extent of his pecuniary interest therein, and the inclusion of these shares in this Filing shall not be deemed an admission of beneficial ownership of all of the reported shares or for any other purpose.
(12)

Consists of (a) 37,500 common shares indirectly owned by nature of Mr. Phillip’s indirect ownership of Apogee Financial Investments, Inc., and (b) 44,188 common shares issuable upon exercise of the Company’s BD Common Stock Purchase Warrants indirectly owned by nature of Mr. Phillips’ indirect ownership of Apogee Financial Investments, Inc. Mr. Phillips disclaims beneficial ownership of securities owned by Apogee Financial Investments, Inc., except to the extent of his pecuniary interest therein, and the inclusion of these shares in this Filing shall not be deemed an admission of beneficial ownership of all of the reported shares or for any other purpose.

Change in Control and Acquisition

There are no existing agreements which may provide for a change in control of the Company.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

Except as set forth below, there were no transactions during the last two fiscal years, and there are no proposed transactions to which the Company or its subsidiary was or is to become a party, in which any director, executive officer, director nominee, beneficial owner of more than five percent (5%) of any class of our stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

In connection with that certain Capital Stock Purchase Agreement, DVA entered into the Earnout Agreement, pursuant to which, additional payments may be paid to the former owners of Deer Valley Homebuilders, Inc., as an earnout, based upon the net income before taxes of DVH during the five (5) years following January 18, 2006, up to a maximum of $6,000,000. During the term of the Earnout Agreement, 50% of the pre-tax profit exceeding $1,000,000 per year will be accrued and become distributable to the former owners of DVH, the Founders, who consist of Joel Stephen Logan, II, the President and General Manager of DVH, Charles L. Murphree, Jr., the Vice President and Regional Sales Director of DVH, and John Steven Lawler, Director of Finance of DVH. Messrs. Logan, Murphree, and Lawler are all directors of Deer Valley Corporation and of DVH. The business purpose of executing the Earnout Agreement was to set the purchase price of DVH by an objective standard, given that the owners of DVH, DVA, and the Company could not agree on an outright purchase price. On November 19, 2007, the Company entered into the First Amendment to the Earnout Agreement with the Founders, now the core operating management for the Company’s wholly owned subsidiary, DVH, to provide for the issuance of two million shares of Deer Valley’s common stock into escrow for the benefit of the Founders, and guarantee that at the time of the escrow release, the total value of such escrowed shares would be equal to or greater than $2 million (the “escrow shortfall obligation”). In February 2010, the Board authorized the repurchase of the escrowed shares for $0.35/share (an aggregate of $700,000). The purchase price of $700,000 will replace the shares in escrow. Also, through action taken in February 2010, the Board has given notice that the Company will exercise its option to satisfy the “escrow shortfall obligation” with a cash payment of $1,300,000 thus eliminating the potential for any share dilution related to the escrow value guarantee. Pursuant to the Second Amendment to the Earnout Agreement effective as of February 26, 2010, the escrowed funds will be released, and the “escrow shortfall obligation” will be paid, to the beneficiaries on or about December 31, 2010. The escrow shortfall obligation is recorded as a put liability of $1,323,844 on the Company’s balance sheet for the year ended December 31, 2009, contained in this filing. A discussion of the terms of the Earnout Amendment can be found at “Commitment and Contingencies” under Note 13 of the Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2008.

The Company repurchased and cancelled all options held by the directors exercisable, in the aggregate, for 700,000 common shares at strike prices evenly divided between $1.09 and $1.14. The entire repurchase was accomplished for the nominal sum of $700.

John N. Giordano, a director of the Company, is also a shareholder of Bush Ross, P.A., the Company’s outside general legal counsel. The Company paid less than $100,000 for legal services during the fiscal year ending December 31, 2009.

Corporate Governance - Director Independence

The Company’s stock is quoted on the Over The Counter Bulletin Board, which does not have director independence requirements. Under Item 407(a) of Regulation S-K, the Company has chosen to measure the independence of its directors under the definition of independence used by the American Stock Exchange, which can be found in the AMEX Company Guide, §121(A)(2) (2007). Under such definition, none of the directors of the Company are independent, because the Company’s board of directors cannot affirmatively determine that any of its directors does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre-Approval Policies and Procedures

Prior to engaging our accountants to perform a particular service, our board of directors obtains an estimate for the service to be performed. All of the services described above were approved by the board of directors in accordance with its procedures.

Audit Fees Disclosure

The aggregate following table presents fees for professional services rendered by KBL, LLP (KBL) for the audit of our annual financial statements for 2009 and 2008 and fees billed for audit-related services, tax services and all other services rendered by KBL for 2009 and 2008.

	2009	2008
Audit fees (a)	$145,000	$177,500
Audit-related fees (b)	$—	$32,500
Tax fees	$21,800	$31,000
All other fees	$7,800

(a)	Fees for the audit of our annual financial statements and quarterly reviews. Includes amounts for expenses incurred during the audit.
(b)	Audit-related services to assist in the response to comments from the Securities and Exchange Commission.

ITEM 15.	EXHIBITS

Exhibit No.	Description
3.01	Articles of Incorporation of Deer Valley Corporation (1)
3.02	Bylaws of Deer Valley Corporation (1)
4.01	Certificate of Designation, Rights, and Preferences of Series A Convertible Preferred Stock (1)
4.02	Certificate of Designation, Rights, and Preferences of Series B Convertible Preferred Stock (1)
4.03	Certificate of Designation, Rights, and Preferences of Series C Convertible Preferred Stock (1)
4.04	Certificate of Designation, Rights, and Preferences of Series D Convertible Preferred Stock (1)
4.05	Certificate of Designation, Rights, and Preferences of Series E Convertible Preferred Stock (2)
10.01	Investor Rights Agreement, by and among the Company, each of the purchasers of the Company’s Series A Convertible Preferred Stock, and certain other persons a party thereto (3)
10.02	Earnout Agreement (3)
10.03	Form of Series A Common Stock Purchase Warrant (3)
10.04	Form of Series B Common Stock Purchase Warrant (3)
10.05	Form of Series C Common Stock Purchase Warrant (4)
10.06	Form of Series D Common Stock Purchase Warrant (4)
10.07	Form of Series E Common Stock Purchase Warrant (4)
10.08	Form of Series F Common Stock Purchase Warrant (2)
10.09	Form of Series BD-1 Common Stock Purchase Warrant (4)
10.10	Form of Series BD-2 Common Stock Purchase Warrant (4)
10.11	Form of Series BD-3 Common Stock Purchase Warrant (4)
10.12	Form of Series BD-4 Common Stock Purchase Warrant (4)
10.13	Form of Series BD-5 Common Stock Purchase Warrant (4)
10.14	Form of Loan Agreement (5)
10.15	Form of Commercial Promissory Note (5)
10.16	Form of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (5)
10.17	Form of Guaranty of Loan, Cytation Corp. (5)
10.18	Form of Guaranty of Loan, DeerValley Acquisitions Corp. (5)
10.19	Form of Guaranty of Deer Valley Corporation (6)
10.20	Form of Guaranty of Deer Valley Corporation (6)
10.21	Form of Series F Warrant (7)
10.22	Deer Valley Corporation 2007 Long Term Incentive Plan effective July 1, 2007 (8)
10.23	Form of Stock Option Agreement (8)
10.24	Employment Agreement with Charles G. Masters (8)
10.25	Amendment to Earnout Agreement (9)
10.26	Escrow Agreement (9)
10.27	Revolving Credit Loan and Security Agreement - $7,500,000 Revolving Credit Loan (10)
10.28	Revolving Credit Note - $7,500,000 (10)
10.29	Revolving Credit Loan and Security Agreement - $5,000,000 Revolving Credit Loan (10)
10.30	Revolving Credit Note - $5,000,000 (10)
10.31	Second Amendment to Earnout Agreement (11)
10.32	First Amendment to Escrow Agreement (11)
10.33	Employment Agreement - Joel Stephen Logan, II (11)
10.34	First Amendment to Employment Agreement – Joel Stephen Logan, II (11)
10.35	Employment Agreement - Charles L. Murphree, Jr. (11)
10.36	First Amendment to Employment Agreement - Charles L. Murphree, Jr. (11)
10.37	Employment Agreement - John Steven Lawler (11)
10.38	First Amendment to Employment Agreement - John Steven Lawler (11)
21.01	List of Subsidiaries of the Company. (2)
31.01	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a) as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated March 13, 2009. (11)

31.02	Certification of Acting Chief Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a) as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, dated March 13, 2009. (11)
32.01	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, dated March 13, 2009. (11)
32.02	Certification of Acting Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, dated March 13, 2009. (11)

(1)	Previously filed as an exhibit to the Form 8-K, filed with the SEC on July 28, 2006 and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Form 10-QSB, filed with the SEC on November 20, 2006 and incorporated herein by reference.
(3)	Previously filed as an exhibit to the Form 8-K filed with the SEC on January 25, 2006 and incorporated herein by reference.
(4)	Previously filed as an exhibit to the Registration Statement on Form SB-2 filed with the SEC on April 19, 2006 and incorporated herein by reference.
(5)	Previously filed as an exhibit to the Form 8-K filed with the SEC on June 1, 2006 and incorporated herein by reference.
(6)	Previously filed as an exhibit to the Form 10-KSB, filed with the SEC on April 11, 2007 and incorporated herein by reference.
(7)	Previously filed as an exhibit to the Form 10-QSB, filed with the SEC on August 14, 2007 and incorporated herein by reference.
(8)	Previously filed as an exhibit to the Form 10-QSB, filed with the SEC on November 6, 2007 and incorporated herein by reference.
(9)	Previously filed as an exhibit to the Form 8-K filed with the SEC on November 21, 2007 and incorporated herein by reference.
(10)	Previously filed as an exhibit to the Form 8-K filed with the SEC on October 19, 2009 and incorporated herein by reference.
(11)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ Charles G Masters
Charles G. Masters
President and Chief Executive Officer

Date: March 29, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Company and in the capacities indicated on March 29, 2010.

Signature	Title

/s/ Charles G. Masters	President, Chief Executive Officer
Charles G. Masters	(Principal Executive Officer) and Director

/s/ Joel S. Logan II
Joel S. Logan, II	Director

/s/ Charles Murphree
Charles Murphree	Director

/s/ John S. Lawler
John S. Lawler	Chief Financial Officer and Director

/s/ Dale Phillips
Dale Phillips	Director

Hans Beyer	Director

/s/ John N. Giordano
John N. Giordano	Director

Exhibit 10.31

SECOND AMENDMENT TO EARNOUT AGREEMENT

This Second Amendment dated February 26, 2010 (the “Second Amendment”), amends the Earnout Agreement dated as of January 18, 2006, by and between Joel Stephen Logan, II, Charles L. Murphree, Jr., John Steven Lawler, James David Shaw, William Joseph Aycock, Jr., Jerry Ray Cooper, Jr., Timothy Wayne Gann, and Jimmy Ray Hawkins (individually, a “Seller” and collectively, the “Sellers”), Deer Valley Homebuilders, Inc., an Alabama corporation (“DVHB”), and Deer Valley Corporation, a Florida corporation (“Deer Valley”), as successor to DeerValley Acquisitions Corp., a Florida corporation, as such Earnout Agreement was amended by that certain First Amendment dated November 19, 2007 (the “First Amendment”) The term “Earnout Agreement”, as used herein, means the Earnout Agreement, as amended, modified or restated. All capitalized terms not otherwise defined herein have the meaning ascribed to them in the Earnout Agreement.

RECITALS

A. Pursuant to the Common Stock Purchase Agreement dated November 1, 2005 (the “Purchase Agreement”), the Sellers sold 100% of the issued and outstanding capital stock of DVHB to Deer Valley. The Purchase Agreement provided that a portion of the Purchase Price (as defined in the Purchase Agreement) was to be calculated and paid as an earnout based upon the net income before taxes of DVHB pursuant to the Earnout Agreement.

B. Pursuant to the Earnout Agreement, the Sellers earned for the three month period ending December 31, 2005, the twelve month period ending December 31, 2006, and the twelve month period ending December 31, 2007 an aggregate Annual Price Adjustment of $4,000,000, of which $4,000,000 has been distributed to the Sellers.

C. Pursuant to the First Amendment to the Earnout Agreement, (i) the Sellers agreed that Deer Valley had the option to satisfy any Annual Price Adjustments accruing after the Earnout Year ending December 31, 2007 in cash or by issuing Deer Valley’s common stock, subject to Deer Valley’s obligation to true-up any short-fall if the aggregate value of the Escrowed Shares (as defined below), on the date of distribution, is less than $2,000,000 (the “Price Guarantee”), and (ii) Deer Valley placed in escrow 2,000,000 shares of common stock (the “Escrowed Shares”) pursuant to an Escrow Agreement dated November 19, 2007 (the “Escrow Agreement”).

D. Sellers, DVHB, and Deer Valley now wish to amend the Earnout Agreement to, among other matters, (a) provide for a cash purchase by Deer Valley of the Escrowed Shares at a per share price of $0.35, (b) provide for a cash payment of $1,300,000 to satisfy Deer Valley’s obligations for any shortfall under the Price Guarantee (the “Price Guarantee Payment”), and (c) provide for release of the purchase price for the Escrowed Shares and payment of the Price Guarantee Payment on December 31, 2010, subject to the restrictions provided for in Sections 1.2 and 1.3 below.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, each Seller, DVHB, and Deer Valley agree as follows:

1. Restated Article I. Effective as of February 26, 2010, Article I of the Earnout Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE I.

PRICE ADJUSTMENT

1.1 Purchase of Escrowed Shares.

(a) Terms of Purchase. Deer Valley hereby repurchases from the Sellers, and the Sellers’ hereby sell to Deer Valley, the Escrowed Shares for an aggregate purchase price of $700,000 (2,000,000 shares multiplied by $0.35 per share). On the date of this Amendment, (i) each Seller shall deliver instructions to the Escrow Agent to release the Escrowed Shares to Deer Valley, and execute such stock powers or other instruments of transfer reasonably requested by Deer Valley to effect the transfer and release of the Escrowed Shares, (ii) Deer Valley shall deposit $700,000 into escrow (the “Escrowed Cash”), and (iii) the parties shall enter into an amendment to the Escrow Agreement dated November 19, 2007 reflecting the actions contemplated by this Amendment. The Escrowed Cash shall remain in escrow and be released pursuant to Sections 1.2 and 1.3 below.

(b) Representation and Warranties. In order to induce Deer Valley to enter into this Amendment and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to Deer Valley that each such Seller has good and marketable title to his allocation of the Escrowed Shares, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except (i) for restrictions on transfer imposed by federal and state securities laws, and (ii) restrictions imposed under the Earnout Agreement or the Escrow Agreement. Delivery of the Escrowed Shares to Deer Valley pursuant to this Second Amendment will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except (i) for restrictions on their further transferability imposed by federal and state securities laws and (ii) restrictions imposed under the Earnout Agreement or the Escrow Agreement.

1.2 Release and Payments on the Distribution Date. Subject to Section 1.3 below, on December 31, 2010 (the “Distribution Date”), (a) DVHB shall authorize the release of the Escrowed Cash to each Seller in an amount equal to the Escrowed Cash multiplied by the percentage (%) set forth next to such Seller’s name on Exhibit “A” attached to the Earnout Agreement, and (b) DVHB shall pay the Price Guarantee Payment, in cash, to each Seller in an amount equal to the Price Guarantee Payment, multiplied by the percentage (%) set forth next to such Seller’s name on Exhibit “A” attached to the Earnout Agreement. As described above, the aggregate Escrowed Cash equals $700,000 and the aggregate Price Guarantee Payment equals $1,300,000.

1.3 Forfeiture. If, before the Distribution Date, (a) Deer Valley or DVHB terminates a Seller’s employment for Cause (as defined in each Employment Agreement), (b) a Seller terminates his employment with DVHB prior to December 31, 2010, or (c) a Seller breaches the terms of a Non-Competition Agreement (in each case, a “Forfeiture Event”), then, upon written notice by Deer Valley or DVHB to such Seller, such Seller (a “Forfeiting Seller”) shall have forfeited his interest in the Escrowed Cash and Price Guarantee Payment (the “Forfeited PATA Interest”). Upon a Forfeiture Event, (y) Deer Valley shall be entitled to fifty (50%) percent of the Forfeited PATA Interest (including fifty percent (50%) of the Escrowed Cash allocated to such Forfeiting Seller which shall be immediately released from the Escrow Account to Deer Valley), and (z) the remaining fifty (50%) percent of the Forfeited PATA Interest (including the Price Guarantee Payment) shall be allocated to the remaining Seller’s pro-rata, according to Exhibit “A” attached to the Earnout Agreement. Upon a Forfeiture Event, Exhibit “A” shall be deemed amended to reflect that fifty percent (50%) of the Forfeiting Seller’s interest has been allocated to the remaining Sellers. Notwithstanding anything to the contrary, a Forfeiture Event shall not affect any cash distributions made prior to the date of the Forfeiture Event.

2. Counterparts. This Second Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3. Ratification. The terms and conditions of the Earnout Agreement that have not been modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed in multiple original counterparts as of the date set forth above.

Deer Valley Corporation, a Florida corporation

By:	/s/ Charles G. Masters
Charles G. Masters, President & CEO

Deer Valley Homebuilders, Inc., an Alabama corporation

By:	/s/ Charles G. Masters
Charles G. Masters, Chairman of the Board

“Sellers”

/s/ Joel Stephen Logan, II
Joel Stephen Logan, II

/s/ Charles L. Murphree, Jr.
Charles L. Murphree, Jr.

/s/ John Steven Lawler
John Steven Lawler

/s/ James David Shaw
James David Shaw

/s/ William Jospeh Aycock, Jr.
William Joseph Aycock, Jr.

/s/ Jerry Ray Cooper, Jr.
Jerry Ray Cooper, Jr.

/s/ Timothy Wayne Gann
Timothy Wayne Gann

/s/ Jimmy Ray Hawkins
Jimmy Ray Hawkins

Exhibit 10.32

ESCROW AGREEMENT

This Escrow Agreement, dated as of February 26, 2010, among Joel Stephen Logan II, an individual (“Logan”); Charles L. Murphree Jr., an individual (“Murphree”); John Steven Lawler, an individual (“Lawler”); James David Shaw, an individual (“Shaw”); William Joseph Aycock, Jr., an individual (“Aycock”); Jerry Ray Cooper, Jr., an individual (“Cooper”); Timothy Wayne Gann, an individual (“Gann”); and Jimmy Ray Hawkins, an individual (“Hawkins”) (individually, a “Seller” and collectively, the “Sellers”) and Deer Valley Homebuilders, Inc., an Alabama corporation (“DVHB”) and Deer Valley Corporation, a Florida corporation (“Deer Valley”), as successor to DeerValley Acquisitions Corp., a Florida corporation (all previously listed entities, including the Sellers, are collectively the “Parties”); and Bush Ross, P.A. a Florida professional association, as escrow agent (“Escrow Agent”). Capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given to them in the Second Amendment to Earnout Agreement (the “Amended Earnout Agreement”) dated February 26, 2010 between the Sellers and DVHB and Deer Valley to amend the Earnout Agreement dated January 18, 2006, as amended by the First Amendment to Earnout Agreement dated November 19, 2007 (the “Transaction”).

Background

The Amended Earnout Agreement provides that Deer Valley shall, among other things, purchase 2,000,000 shares of common stock of Deer Valley (“Common Stock”) from the Sellers for Seven Hundred Thousand and No/100 Dollars ($700,000), which the Sellers are required to place in escrow to be released in accordance with the terns and conditions of the Amended Earnout Agreement. Accordingly, in consideration of the foregoing and the respective covenants and promises set forth in this Agreement, and for other good and valuable consideration, the Parties hereby agree as follows:

Operative Provisions

1.	Appointment of the Escrow Agent. The Parties hereby appoint Escrow Agent to serve as, and Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement. Notwithstanding the references in this Agreement to the Amended Earnout Agreement, the Parties acknowledge that Escrow Agent is not a party to the Amended Earnout Agreement for any purpose or responsible for it interpretation or enforcement.

2.	Deposit in Escrow. In accordance with the Amended Earnout Agreement, the Sellers are depositing with Escrow Agent a total of Seven Hundred Thousand and No/100 Dollars ($700,000) (the “Escrowed Cash”). Escrow Agent hereby acknowledges receipt thereof. Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrowed Cash pursuant to the terms and conditions hereof.

3.	Appointment of Representative. Each of the Sellers hereby appoint Logan as his authorized representative to provide and receive notices referenced herein, and to otherwise act on their behalf in connection with the Escrowed Cash (“Sellers’ Representative”).

4.

Escrow Distributions. The Parties agree that the Escrow Cash shall be released in accordance with the terms and conditions of the Amended Earnout Agreement. The procedure for distribution shall be as follows: Written notice shall be provided to Escrow Agent by Deer Valley, on the one hand, or by the Sellers Representative, on the other, stating that a Distribution Date (as defined set forth in the Amended Earnout Agreement) has occurred and the Escrowed Cash is to be released (the “Notice”). Such Notice shall specify the amount of cash to be released and shall provide instructions on how to release the Escrowed Cash. Within five (5) days of Escrow Agent receiving the Notice, Escrow Agent shall transmit the Notice to Deer Valley, if provided by the Sellers’ Representative, or to the Sellers’ Representative, if provided by Deer Valley. At such time, the receiving party shall have twenty (20) days (the “Objection Period”) within which to a provide written objection to the Escrow Agent contesting the release of Escrowed Cash as specified in the Notice (an “Objection”). An Objection will be deemed received upon receipt by the Escrow Agent. If an Objection is received by the Escrow Agent, the Escrow Agent shall hold the Escrowed Cash until either (1) the Escrow Agent receives written instructions for distribution executed by Deer Valley and the Sellers’ Representative;

or (2) a judge having jurisdiction over the Amended Earnout Agreement shall provide other instructions to the Escrow Agent. If an Objection is not received during the Objection Period, the Escrow Agent shall distribute the Escrowed Cash in accordance with the Notice.

5.	Termination of Escrow. Upon written notice executed by Deer Valley and the Sellers’ Representative that this Escrow Agreement has been terminated, Escrow Agent shall distribute the then remaining Escrowed Cash as directed in the written notice.

6.	Duties of Escrow Agent.

(a)	Escrow Agent shall not be under any duty to give the Escrowed Cash held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any cash held hereunder except as directed in this Agreement.

(b)	Escrow Agent shall not be liable for actions or omissions hereunder, except for its own willful misconduct and, except with respect to claims based upon such willful misconduct that are successfully asserted against Escrow Agent, the Parties shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.

(c)	Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d)	Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)	Escrow Agent does not have any interest in the Escrowed Cash deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrowed Cash shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 7 shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f)	Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(g)	Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Cash to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is ten (10) days after the date of delivery of its written notice of resignation to the Parties. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrowed Cash until receipt of a designation of successor Escrow Agent or a joint written disposition instruction from the Parties or a final, nonappealable order of a court of competent jurisdiction.

(h)	The Parties shall pay Escrow Agent, at its standard hourly rates, for services rendered by Escrow Agent hereunder and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

7.	Limited Responsibility. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

8.	Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Deer Valley, to:

Deer Valley Corporation

4904 Eisenhower Blvd., Suite 185

Tampa, Florida 33634

Attn: Charles G. Masters

If to the Sellers, to:

Attn: Joel Stephen Logan II

205 Carriage St.

Guin, Alabama 35563

If to Escrow Agent, to:

Bush Ross, P.A.

220 South Franklin Street

Tampa, Florida 33602

Facsimile No. (813) 223-9620

Attn: Brent A. Jones

9.	Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Florida, County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever.

11.	Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.	Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties and the Escrow Agent.

13.	Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of law principles that would require the application of any other Law.

14.	Waiver of Conflict. The Escrow Agent represents Deer Valley in various legal matters including consummation of the Transaction. The Escrow Agent has agreed to serve as the escrow agent as an accommodation to the parties hereto. Each party waives any conflict of interest that it might be able to assert against the Escrow Agent’s continued representation of Deer Valley or any of its Affiliates in the matters contemplated by the Amended Earnout Agreement, any dispute arising thereunder or otherwise.

The parties have executed and delivered this Escrow Agreement as of the date first written above.

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Charles G. Masters, President & CEO

DEER VALLEY HOMEBUILDERS, INC.

By:	/s/ Charles G. Masters
Charles G. Masters, Chairman Board of Directors

SELLERS:

/s/ Joel Stephen Logan, II
Joel Stephen Logan, II

/s/ Charles L. Murphree, Jr.
Charles L. Murphree, Jr.

/s/ John Steven Lawler
John Steven Lawler

/s/ James David Shaw
James David Shaw

/s/ William Jospeh Aycock, Jr.
William Joseph Aycock, Jr.

/s/ Jerry Ray Cooper, Jr.
Jerry Ray Cooper, Jr.

/s/ Timothy Wayne Gann
Timothy Wayne Gann

/s/ Jimmy Ray Hawkins
Jimmy Ray Hawkins

BUSH ROSS, P.A.

By:	/s/ Brent A. Jones, Esq.
Name:	Brent A. Jones, Esq.
Its:	Vice President

[SIGNATURE PAGE – AMENDED AND RESTATED ESCROW AGREEMENT]

Exhibit 10.33

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of January 18, 2006, by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and Joel Stephen Logan, II (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. The Employee is willing to be so employed. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1. Employment and Term. The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on the date of this Agreement (the “Commencement Date”) and ending five (5) years after the Commencement Date (the “Term”).

2. Duties. During the Term of this Agreement, the Employee shall serve as General Manager, and in such additional operational capacities with the Company as appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors (the “Board of Directors”); provided, however, without prior written consent of the Employee, the Employee shall have no obligation to serve in any capacity with Cytation Corporation, the reporting public company. During the term of this Agreement, the Employee shall devote his full time and attention to the business and affairs of the Company and shall not work anywhere else without the prior approval of the Board of Directors, which approval shall not be unreasonably withheld.

3. Compensation; Bonus; Benefits.

a. Fixed Compensation. For the services to be rendered by the Employee under this Agreement the Company shall pay Employee a fixed compensation of $52,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements), payable in arrears in equal weekly installments or otherwise as the parties may agree (“Fixed Compensation”).

b. Profit Sharing Plan. During employment with the Company under this Agreement, the Employee is eligible to participate and receive 30.64% of 15% of the Net Income Before Taxes (as defined in the Earnout Agreement of even date herewith) of the Company (which such amount shall include any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location) (the “Profit Sharing Distribution”) . The annual period used to measure the Profit Sharing Plan shall be the Company’s fiscal year (the “Profit Sharing Year”). The Profit Sharing Distribution shall be estimated and paid quarterly on or before thirty (30) days following the end of each of the first three quarters of the Profit Sharing Year. The Profit Sharing Distribution for the fourth quarter of each Profit Sharing Year shall be paid on the earlier of: (i) the completion of the Company’s audited financial statements for the Profit Sharing Year; or (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. To prevent overpayment, the Company shall hold back ten percent (10%) of the amount otherwise payable to an Employee during each of first three quarters of each Profit Sharing Year. Subject to the other terms of this Agreement, the Company will provide an accounting to and pay the actual Profit Sharing Distribution to the Employee for each applicable Profit Sharing Year upon the earlier of: (i) completion of the Company’s audited financial statements for the applicable Profit Sharing Year, and (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. The Employee must be employed by the Company at the end of the quarter in order to be eligible to receive the Profit Sharing Distribution, provided, however, no Profit Sharing Distribution, or portion thereof (regardless of whether the Employee is employed at the end of a quarter), shall be paid to an Employee whose employment is terminated by the Company with cause, or terminated by the Employee, after completion of the applicable quarter but prior to the date that the Profit Sharing Distribution is payable.

c. Hitch Bonus. During employment with the Company under this Agreement, the Employee shall be entitled to a monthly “hitch bonus” of $60.00 per “floor” produced by the Company during each month of the Term of this Agreement (the “Hitch Bonus”) (which such amount shall include floors manufactured at any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location). A single wide trailer shall be deemed to have one “floor” and a double-wide trailer shall be deemed to have two “floors.” The Hitch Bonus shall be paid to the Employee on or before the fifteenth day after the month that the Hitch Bonus was earned. The Employee must be employed by the Company at the end of the month in order to be eligible to receive a Hitch Bonus.

d. Vacation; Employee Benefits. During the term of this Agreement, the Employee shall be (i) entitled to paid vacation in accordance with the Company’s vacation policy, as such vacation policy may be amended and in effect from time to time by the Board of Directors, and (ii) entitled to participate in life, medical, dental, disability and other benefit plans as maintained by the Company for employees of the Company holding positions and performing duties substantially similar to those performed by Employee, as such benefits may be amended and in effect from time to time by the Board of Directors.

4. Termination of Employment.

a. Termination and Termination Payment. If, at any time during the Term of this Agreement, the Employee is terminated by the Company other than for Cause (as defined in Section 4.b. below), then the Company shall, as severance pay, pay the Employee an amount equal to the Fixed Compensation that otherwise would be paid pursuant to Section 3(a) during the remainder of the Term (the “Severance Payment”). For avoidance of doubt, no Severance Payment will be due to the Employee upon the Employee voluntarily terminating the employment relationship, upon termination of the employment relationship due to the Employee’s death or Disability (as discussed at Section 4(c) below and as provided in Section 6.(a) (iv) below) or upon termination by the Company for Cause. For avoidance of doubt, no Profit Sharing Distribution or Hitch Bonus shall be due if the employee is not employed by the Company.

b. Termination by the Company for Cause. The Board of Directors of the Company may terminate the Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to the Employee, provided that if the basis for the Company so terminating Employee is described by clauses (i), (ii), or (iv) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board of Directors, within thirty days of receipt of such written notice (the “Cure Period”); provided, however, during such Cure Period, the Employee shall have the right to appear before the Board of Directors of the Company to answer and contest the charges set forth in the notice, provided, further, the Employee shall have right to have his counsel attend such hearing and participate in arguments to the Board of Directors of the Company. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Company of any of the following:

(i) The Employee’s misconduct or negligence;

(ii) The Employee’s disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors or an officer of the Company;

(iii) The Employee’s commission of any act involving fraud or moral turpitude;

(iv) A determination that the Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates: or

(v) The Employee’s breach of this Agreement, including, but not limited to the confidentiality, non-solicitation or non-compete provisions of Section 5 of this Agreement.

Except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.b., the Company shall be under no further obligation hereunder, including, but not limited to Severance Payments, and the Employee shall not be entitled to receive any other payments or benefits under this Agreement.

c. Death or Disability. The Employee’s employment hereunder shall automatically terminate in the event of the Employee’s death or Disability (as such term is defined in Section 6.a. below). In the case of death, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments. In the case of Disability, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments; provided, however, the Employee shall be entitled to continue to receive payments and/ or benefits provided hereunder for ninety (90) days from the date of Disability. This Section 4(c) does not affect any rights of the Employee to continue to receive payments under the Earnout Agreement of even date herewith.

5. Non-Disclosure; Prohibited Activities.

a. Return of Company Property. Upon the termination of employment, the Employee promptly will supply to the Company all property (including all files, Customer lists, etc.) that has been produced or received by the Employee during his or her employment with the Company, whether or not related to the Confidential Information.

b. Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date hereof until seven years following the date hereof : (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.

c. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against the Employee.

d. Enforcement. The Employee acknowledges that (i) the Confidential Information is a valuable asset of the Company and use of such Confidential Information would allow the Employee to unfairly compete against the Company, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

e. Intent of Parties; Survival. The covenants of the Employee contained in this Section 5 shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in this section. The covenants contained in this Section 5 shall survive termination, expiration, non-renewal or cancellation of this Agreement.

f. Notwithstanding anything to the contrary herein, (i) if the employee is terminated without cause, then the provisions of this Section shall not extend beyond five years from the date hereof; and (ii) if the employee is terminated with cause, then the provisions of this Section shall not extend beyond the later of five years from the date hereof or two years from the date of termination.

6. Miscellaneous Provisions.

a. Definitions.

(i) Affiliate: The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings,

“controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(ii) Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during the Employee’s course of employment with the Company are or were customers, clients, sales agents, or sales representatives of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients, sales agents, or sales representatives of the Company or Affiliates of the Company, which were identifiable and known to the Employee during his employment with the Company.

(iii) Business Competitive with the Company. The term “business competitive with the Company” when used in this Agreement shall mean the manufacture, construction, distribution of manufactured, modular, or mobile homes.

(iv) Disability. The term “Disability” when used in this Agreement means an independent physician selected by the Board of Directors or its designee has determined that the Employee has been substantially unable to render to the Company services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 90 days in any period of 12 consecutive months

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by the Company without the prior written consent of the Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise. This is a personal service contract which shall not be assignable by the Employee.

d. Application of Alabama Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Alabama. Venue for all purposes shall be deemed to lie within Marion County, Alabama. The parties agree that this Agreement is one for performance in Alabama. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Alabama court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Alabama courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Alabama court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, each party shall bear its respective fees, costs and expenses incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by each respective party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against the Employee, nor shall it give rise to any claim or cause of action by such Employee against the Company.

h. Entire Agreement, Amendment: This Employment Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto and approved by the Board of Directors of Cytation Corporation, the parent company of the Company.

i. Acknowledgments: The Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged the Employee to have this Agreement reviewed by his attorney prior to signing it and that the Employee understands the purposes and effects of this Agreement.

Deer Valley Homebuilders, Inc.

By:	/s/ John Steven Lawler
Its:

EMPLOYEE

/s/ Joel Stephen Logan, II
(Print name)
(Street Address)

[Employment Agreement - Deer Valley Homebuilders, Inc.]

Exhibit 10.34

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to EMPLOYMENT AGREEMENT, dated effective as of February 26, 2010 (the “Amendment”), is made by and between by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and Joel Stephen Logan, II (the “Employee”), an individual currently residing at the address set forth on the signature page to this Amendment.

BACKGROUND INFORMATION

Company and Employee entered into an Employment Agreement (the “Employment Agreement”) on January 18, 2006. The parties now wish to extend the term of employment and the non-compete period for an additional two (2) years. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

OPERATIVE PROVISIONS

1. Amendment to Section 1. Effective as of the date of this Amendment, Section 1 of the Employment Agreement is amended by deleting Section 1 in its entirety, and by substituting, in lieu thereof, the following:

“The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on January 18, 2006 (the “Commencement Date”) and ending seven (7) years later on January 18, 2013 (the “Term”).

2. Amendment to Section 5(b). Effective as of the date of this Amendment, Section 5(b) is amended by deleting Section 5(b) in its entirety and by substituting, in lieu thereof, the following:

“Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date of this Amendment and ending on January 18, 2013: (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.”

3. Ratification of Employment Agreement. The terms and conditions of the Employment Agreement that have not been modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of this 26th day of February, 2010.

“Company”

DEER VALLEY HOMEBUILDERS, INC.

By:	/s/ John Steven Lawler
Name:
Its:

“Employee”

/s/ Joel Stephen Logan, II
Joel Stephen Logan, II , individually

Address:

2

Exhibit 10.35

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of January 18, 2006, by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and Charles L. Murphree, Jr. (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. The Employee is willing to be so employed. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1. Employment and Term. The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on the date of this Agreement (the “Commencement Date”) and ending five (5) years after the Commencement Date (the “Term”).

2. Duties. During the Term of this Agreement, the Employee shall serve as Regional Sales Representative, and in such additional operational capacities with the Company as appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors (the “Board of Directors”); provided, however, without prior written consent of the Employee, the Employee shall have no obligation to serve in any capacity with Cytation Corporation, the reporting public company. During the term of this Agreement, the Employee shall devote his full time and attention to the business and affairs of the Company and shall not work anywhere else without the prior approval of the Board of Directors, which approval shall not be unreasonably withheld.

3. Compensation; Bonus; Benefits.

a. Fixed Compensation. For the services to be rendered by the Employee under this Agreement the Company shall pay Employee a fixed compensation of $52,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements), payable in arrears in equal weekly installments or otherwise as the parties may agree (“Fixed Compensation”).

b. Profit Sharing Plan. During employment with the Company under this Agreement, the Employee is eligible to participate and receive 14.72% of 15% of the Net Income Before Taxes (as defined in the Earnout Agreement of even date herewith) of the Company (which such amount shall include any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location) (the “Profit Sharing Distribution”) . The annual period used to measure the Profit Sharing Plan shall be the Company’s fiscal year (the “Profit Sharing Year”). The Profit Sharing Distribution shall be estimated and paid quarterly on or before thirty (30) days following the end of each of the first three quarters of the Profit Sharing Year. The Profit Sharing Distribution for the fourth quarter of each Profit Sharing Year shall be paid on the earlier of: (i) the completion of the Company’s audited financial statements for the Profit Sharing Year; or (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. To prevent overpayment, the Company shall hold back ten percent (10%) of the amount otherwise payable to an Employee during each of first three quarters of each Profit Sharing Year. Subject to the other terms of this Agreement, the Company will provide an accounting to and pay the actual Profit Sharing Distribution to the Employee for each applicable Profit

Sharing Year upon the earlier of: (i) completion of the Company’s audited financial statements for the applicable Profit Sharing Year, and (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. The Employee must be employed by the Company at the end of the quarter in order to be eligible to receive the Profit Sharing Distribution, provided, however, no Profit Sharing Distribution, or portion thereof (regardless of whether the Employee is employed at the end of a quarter), shall be paid to an Employee whose employment is terminated by the Company with cause, or terminated by the Employee, after completion of the applicable quarter but prior to the date that the Profit Sharing Distribution is payable.

c. Hitch Bonus. During employment with the Company under this Agreement, the Employee shall be entitled to a monthly “hitch bonus” of $33.33 per “floor” produced by the Company during each month of the Term of this Agreement (the “Hitch Bonus”) (which such amount shall include floors manufactured at any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location). A single wide trailer shall be deemed to have one “floor” and a double-wide trailer shall be deemed to have two “floors.” The Hitch Bonus shall be paid to the Employee on or before the fifteenth day after the month that the Hitch Bonus was earned. The Employee must be employed by the Company at the end of the month in order to be eligible to receive a Hitch Bonus.

d. Vacation; Employee Benefits. During the term of this Agreement, the Employee shall be (i) entitled to paid vacation in accordance with the Company’s vacation policy, as such vacation policy may be amended and in effect from time to time by the Board of Directors, and (ii) entitled to participate in life, medical, dental, disability and other benefit plans as maintained by the Company for employees of the Company holding positions and performing duties substantially similar to those performed by Employee, as such benefits may be amended and in effect from time to time by the Board of Directors.

4. Termination of Employment.

a. Termination and Termination Payment. If, at any time during the Term of this Agreement, the Employee is terminated by the Company other than for Cause (as defined in Section 4.b. below), then the Company shall, as severance pay, pay the Employee an amount equal to the Fixed Compensation that otherwise would be paid pursuant to Section 3(a) during the remainder of the Term (the “Severance Payment”). For avoidance of doubt, no Severance Payment will be due to the Employee upon the Employee voluntarily terminating the employment relationship, upon termination of the employment relationship due to the Employee’s death or Disability (as discussed at Section 4(c) below and as provided in Section 6.(a) (iv) below) or upon termination by the Company for Cause. For avoidance of doubt, no Profit Sharing Distribution or Hitch Bonus shall be due if the employee is not employed by the Company.

b. Termination by the Company for Cause. The Board of Directors of the Company may terminate the Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to the Employee, provided that if the basis for the Company so terminating Employee is described by clauses (i), (ii), or (iv) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board of Directors, within thirty days of receipt of such written notice (the “Cure Period”); provided, however, during such Cure Period, the Employee shall have the right to appear before the Board of Directors of the Company to answer and contest the charges set forth in the notice, provided, further, the Employee shall have right to have his counsel attend such hearing and participate in arguments to the Board of Directors of the Company. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Company of any of the following:

(i) The Employee’s misconduct or negligence;

(ii) The Employee’s disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors or an officer of the Company;

(iii) The Employee’s commission of any act involving fraud or moral turpitude;

(iv) A determination that the Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates: or

(v) The Employee’s breach of this Agreement, including, but not limited to the confidentiality, non-solicitation or non-compete provisions of Section 5 of this Agreement.

Except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.b., the Company shall be under no further obligation hereunder, including, but not limited to Severance Payments, and the Employee shall not be entitled to receive any other payments or benefits under this Agreement.

c. Death or Disability. The Employee’s employment hereunder shall automatically terminate in the event of the Employee’s death or Disability (as such term is defined in Section 6.a. below). In the case of death, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments. In the case of Disability, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments; provided, however, the Employee shall be entitled to continue to receive payments and/ or benefits provided hereunder for ninety (90) days from the date of Disability. This Section 4(c) does not affect any rights of the Employee to continue to receive payments under the Earnout Agreement of even date herewith.

5. Non-Disclosure; Prohibited Activities.

a. Return of Company Property. Upon the termination of employment, the Employee promptly will supply to the Company all property (including all files, Customer lists, etc.) that has been produced or received by the Employee during his or her employment with the Company, whether or not related to the Confidential Information.

b. Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date hereof until seven years following the date hereof : (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.

c. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against the Employee.

d. Enforcement. The Employee acknowledges that (i) the Confidential Information is a valuable asset of the Company and use of such Confidential Information would allow the Employee to unfairly compete against the Company, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

e. Intent of Parties; Survival. The covenants of the Employee contained in this Section 5 shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in this section. The covenants contained in this Section 5 shall survive termination, expiration, non-renewal or cancellation of this Agreement.

f. Notwithstanding anything to the contrary herein, (i) if the employee is terminated without cause, then the provisions of this Section shall not extend beyond five years from the date hereof; and (ii) if the employee is terminated with cause, then the provisions of this Section shall not extend beyond the later of five years from the date hereof or two years from the date of termination.

6. Miscellaneous Provisions.

a. Definitions.

(i) Affiliate: The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(ii) Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during the Employee’s course of employment with the Company are or were customers, clients, sales agents, or sales representatives of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients, sales agents, or sales representatives of the Company or Affiliates of the Company, which were identifiable and known to the Employee during his employment with the Company.

(iii) Business Competitive with the Company. The term “business competitive with the Company” when used in this Agreement shall mean the manufacture, construction, distribution of manufactured, modular, or mobile homes.

(iv) Disability. The term “Disability” when used in this Agreement means an independent physician selected by the Board of Directors or its designee has determined that the Employee has been substantially unable to render to the Company services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 90 days in any period of 12 consecutive months

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by the Company without the prior written consent of the Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise. This is a personal service contract which shall not be assignable by the Employee.

d. Application of Alabama Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Alabama. Venue for all purposes shall be deemed to lie within Marion County, Alabama. The parties agree that this Agreement is one for performance in Alabama. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Alabama court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Alabama courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Alabama court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, each party shall bear its respective fees, costs and expenses incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by each respective party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against the Employee, nor shall it give rise to any claim or cause of action by such Employee against the Company.

h. Entire Agreement, Amendment: This Employment Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto and approved by the Board of Directors of Cytation Corporation, the parent company of the Company.

i. Acknowledgments: The Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged the Employee to have this Agreement reviewed by his attorney prior to signing it and that the Employee understands the purposes and effects of this Agreement.

Deer Valley Homebuilders, Inc.

By:	/s/ Joel Stephen Logan, II
Its:

EMPLOYEE

/s/ Charles L. Murphree, Jr.
(Print name)
(Street Address)

[Employment Agreement - Deer Valley Homebuilders, Inc.]

Exhibit 10.36

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to EMPLOYMENT AGREEMENT, dated effective as of February 26, 2010 (the “Amendment”), is made by and between by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and Charles L. Murphree, Jr. (the “Employee”), an individual currently residing at the address set forth on the signature page to this Amendment.

BACKGROUND INFORMATION

Company and Employee entered into an Employment Agreement (the “Employment Agreement”) on January 18, 2006. The parties now wish to extend the term of employment and the non-compete period for an additional two (2) years. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

OPERATIVE PROVISIONS

1. Amendment to Section 1. Effective as of the date of this Amendment, Section 1 of the Employment Agreement is amended by deleting Section 1 in its entirety, and by substituting, in lieu thereof, the following:

“The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on January 18, 2006 (the “Commencement Date”) and ending seven (7) years later on January 18, 2013 (the “Term”).

2. Amendment to Section 5(b). Effective as of the date of this Amendment, Section 5(b) is amended by deleting Section 5(b) in its entirety and by substituting, in lieu thereof, the following:

“Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date of this Amendment and ending on January 18, 2013: (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.”

3. Ratification of Employment Agreement. The terms and conditions of the Employment Agreement that have not been modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of this 26th day of February, 2010.

“Company”

DEER VALLEY HOMEBUILDERS, INC.

By:	/s/ Joel Stephen Logan, II
Name:
Its:

“Employee”

/s/ Charles L. Murphree, Jr
Charles L. Murphree, Jr., individually

Address:

2

Exhibit 10.37

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of January 18, 2006, by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and John Steven Lawler (the “Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. The Employee is willing to be so employed. Accordingly, the parties agree as follows:

OPERATIVE PROVISIONS

1. Employment and Term. The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on the date of this Agreement (the “Commencement Date”) and ending five (5) years after the Commencement Date (the “Term”).

2. Duties. During the Term of this Agreement, the Employee shall serve as Chief Financial Officer, and in such additional operational capacities with the Company as appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors (the “Board of Directors”); provided, however, without prior written consent of the Employee, the Employee shall have no obligation to serve in any capacity with Cytation Corporation, the reporting public company. During the term of this Agreement, the Employee shall devote his full time and attention to the business and affairs of the Company and shall not work anywhere else without the prior approval of the Board of Directors, which approval shall not be unreasonably withheld.

3. Compensation; Bonus; Benefits.

a. Fixed Compensation. For the services to be rendered by the Employee under this Agreement the Company shall pay Employee a fixed compensation of $52,000 per year (inclusive of any amounts subject to federal or state employment related withholding requirements), payable in arrears in equal weekly installments or otherwise as the parties may agree (“Fixed Compensation”).

b. Profit Sharing Plan. During employment with the Company under this Agreement, the Employee is eligible to participate and receive 13.30% of 15% of the Net Income Before Taxes (as defined in the Earnout Agreement of even date herewith) of the Company (which such amount shall include any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location) (the “Profit Sharing Distribution”) . The annual period used to measure the Profit Sharing Plan shall be the Company’s fiscal year (the “Profit Sharing Year”). The Profit Sharing Distribution shall be estimated and paid quarterly on or before thirty (30) days following the end of each of the first three quarters of the Profit Sharing Year. The Profit Sharing Distribution for the fourth quarter of each Profit Sharing Year shall be paid on the earlier of: (i) the completion of the Company’s audited financial statements for the Profit Sharing Year; or (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. To prevent overpayment, the Company shall hold back ten percent (10%) of the amount otherwise payable to an Employee during each of first three quarters of each Profit Sharing Year. Subject to the other terms of this Agreement, the Company will provide an accounting to and pay the actual Profit Sharing Distribution to the Employee for each applicable Profit Sharing Year upon the earlier of: (i) completion of the Company’s audited financial statements for the applicable Profit Sharing Year, and (ii) one hundred five (105) days if it is the last fiscal quarter of the applicable Profit Sharing Year. The Employee must be employed by the Company at the end of the quarter in order to be eligible to receive the Profit Sharing Distribution, provided, however, no Profit Sharing Distribution, or portion thereof (regardless of whether the Employee is employed at the end of a quarter), shall be paid to an Employee whose employment is terminated by the Company with cause, or terminated by the Employee, after completion of the applicable quarter but prior to the date that the Profit Sharing Distribution is payable.

c. Hitch Bonus. During employment with the Company under this Agreement, the Employee shall be entitled to a monthly “hitch bonus” of $35.00 per “floor” produced by the Company during each month of the Term of this Agreement (the “Hitch Bonus”) (which such amount shall include floors manufactured at any facility or plant manufacturing manufactured or mobile homes, including the proposed Sulligent location). A single wide trailer shall be deemed to have one “floor” and a double-wide trailer shall be deemed to have two “floors.” The Hitch Bonus shall be paid to the Employee on or before the fifteenth day after the month that the Hitch Bonus was earned. The Employee must be employed by the Company at the end of the month in order to be eligible to receive a Hitch Bonus.

d. Vacation; Employee Benefits. During the term of this Agreement, the Employee shall be (i) entitled to paid vacation in accordance with the Company’s vacation policy, as such vacation policy may be amended and in effect from time to time by the Board of Directors, and (ii) entitled to participate in life, medical, dental, disability and other benefit plans as maintained by the Company for employees of the Company holding positions and performing duties substantially similar to those performed by Employee, as such benefits may be amended and in effect from time to time by the Board of Directors.

4. Termination of Employment.

a. Termination and Termination Payment. If, at any time during the Term of this Agreement, the Employee is terminated by the Company other than for Cause (as defined in Section 4.b. below), then the Company shall, as severance pay, pay the Employee an amount equal to the Fixed Compensation that otherwise would be paid pursuant to Section 3(a) during the remainder of the Term (the “Severance Payment”). For avoidance of doubt, no Severance Payment will be due to the Employee upon the Employee voluntarily terminating the employment relationship, upon termination of the employment relationship due to the Employee’s death or Disability (as discussed at Section 4(c) below and as provided in Section 6.(a) (iv) below) or upon termination by the Company for Cause. For avoidance of doubt, no Profit Sharing Distribution or Hitch Bonus shall be due if the employee is not employed by the Company.

b. Termination by the Company for Cause. The Board of Directors of the Company may terminate the Employee’s employment hereunder for Cause (as defined below) upon furnishing written notice to the Employee, provided that if the basis for the Company so terminating Employee is described by clauses (i), (ii), or (iv) below, Employee shall have been given prior written notice of any proposed termination for Cause, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination, and Employee shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board of Directors, within thirty days of receipt of such written notice (the “Cure Period”); provided, however, during such Cure Period, the Employee shall have the right to appear before the Board of Directors of the Company to answer and contest the charges set forth in the notice, provided, further, the Employee shall have right to have his counsel attend such hearing and participate in arguments to the Board of Directors of the Company. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Company of any of the following:

(i) The Employee’s misconduct or negligence;

(ii) The Employee’s disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors or an officer of the Company;

(iii) The Employee’s commission of any act involving fraud or moral turpitude;

(iv) A determination that the Employee has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates: or

(v) The Employee’s breach of this Agreement, including, but not limited to the confidentiality, non-solicitation or non-compete provisions of Section 5 of this Agreement.

Except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.b., the Company shall be under no further obligation hereunder, including, but not limited to Severance Payments, and the Employee shall not be entitled to receive any other payments or benefits under this Agreement.

c. Death or Disability. The Employee’s employment hereunder shall automatically terminate in the event of the Employee’s death or Disability (as such term is defined in Section 6.a. below). In the case of death, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments. In the case of Disability, except for any Fixed Compensation and benefits accrued, vested and unpaid as of the date of any such termination under this Section 4.c., the Company shall be under no further obligation to the Employee or to his or her heirs or personal representatives, and the Employee or his or her heirs or personal representatives shall not be entitled to receive any other payments or benefits under this Agreement, including, but not limited to Severance Payments; provided, however, the Employee shall be entitled to continue to receive payments and/ or benefits provided hereunder for ninety (90) days from the date of Disability. This Section 4(c) does not affect any rights of the Employee to continue to receive payments under the Earnout Agreement of even date herewith.

5. Non-Disclosure; Prohibited Activities.

a. Return of Company Property. Upon the termination of employment, the Employee promptly will supply to the Company all property (including all files, Customer lists, etc.) that has been produced or received by the Employee during his or her employment with the Company, whether or not related to the Confidential Information.

b. Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date hereof until seven years following the date hereof : (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.

c. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against the Employee.

d. Enforcement. The Employee acknowledges that (i) the Confidential Information is a valuable asset of the Company and use of such Confidential Information would allow the Employee to unfairly compete against the Company, (ii) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (iii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to Company, all of which shall be deemed to be cumulative and retained by Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

e. Intent of Parties; Survival. The covenants of the Employee contained in this Section 5 shall be construed as agreements independent of any other provision of Employee’s employment (including employment under this Agreement) and the existence of any claim of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in this section. The covenants contained in this Section 5 shall survive termination, expiration, non-renewal or cancellation of this Agreement.

f. Notwithstanding anything to the contrary herein, (i) if the employee is terminated without cause, then the provisions of this Section shall not extend beyond five years from the date hereof; and (ii) if the employee is terminated with cause, then the provisions of this Section shall not extend beyond the later of five years from the date hereof or two years from the date of termination.

6. Miscellaneous Provisions.

a. Definitions.

(i) Affiliate: The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

(ii) Customers: The term “Customers” when used in this Agreement shall mean those persons who, at any time during the Employee’s course of employment with the Company are or were customers, clients, sales agents, or sales representatives of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients, sales agents, or sales representatives of the Company or Affiliates of the Company, which were identifiable and known to the Employee during his employment with the Company.

(iii) Business Competitive with the Company. The term “business competitive with the Company” when used in this Agreement shall mean the manufacture, construction, distribution of manufactured, modular, or mobile homes.

(iv) Disability. The term “Disability” when used in this Agreement means an independent physician selected by the Board of Directors or its designee has determined that the Employee has been substantially unable to render to the Company services of the character contemplated by Section 2 above, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 90 days in any period of 12 consecutive months

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Section 5 regarding non competition, confidentiality, non-disparagement and non solicitation, shall be assignable by the Company without the prior written consent of the Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise. This is a personal service contract which shall not be assignable by the Employee.

d. Application of Alabama Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Alabama. Venue for all purposes shall be deemed to lie within Marion County, Alabama. The parties agree that this Agreement is one for performance in Alabama. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Alabama court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Alabama courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Alabama court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, each party shall bear its respective fees, costs and expenses incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by each respective party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against the Employee, nor shall it give rise to any claim or cause of action by such Employee against the Company.

h. Entire Agreement, Amendment: This Employment Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto and approved by the Board of Directors of Cytation Corporation, the parent company of the Company.

i. Acknowledgments: The Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged the Employee to have this Agreement reviewed by his attorney prior to signing it and that the Employee understands the purposes and effects of this Agreement.

Deer Valley Homebuilders, Inc.

By:	/s/ Joel Stephen Logan, II
Its:

EMPLOYEE

/s/ John Steven Lawler
(Print name)
(Street Address)

[Employment Agreement - Deer Valley Homebuilders, Inc.]

Exhibit 10.38

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to EMPLOYMENT AGREEMENT, dated effective as of February 26, 2010 (the “Amendment”), is made by and between by and between Deer Valley Homebuilders, Inc., an Alabama corporation, whose principal place of business is located at 205 Carriage Street, Guin Alabama 35563 (the “Company”) and John Steven Lawler (the “Employee”), an individual currently residing at the address set forth on the signature page to this Amendment.

BACKGROUND INFORMATION

Company and Employee entered into an Employment Agreement (the “Employment Agreement”) on January 18, 2006. The parties now wish to extend the term of employment and the non-compete period for an additional two (2) years. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

OPERATIVE PROVISIONS

1. Amendment to Section 1. Effective as of the date of this Amendment, Section 1 of the Employment Agreement is amended by deleting Section 1 in its entirety, and by substituting, in lieu thereof, the following:

“The Company hereby employs Employee and the latter hereby accepts employment by the Company commencing on January 18, 2006 (the “Commencement Date”) and ending seven (7) years later on January 18, 2013 (the “Term”).

2. Amendment to Section 5(b). Effective as of the date of this Amendment, Section 5(b) is amended by deleting Section 5(b) in its entirety and by substituting, in lieu thereof, the following:

“Non-compete. Employee agrees and covenants that Employee shall not, directly or indirectly, anywhere within any state in which the Company conducts its business (the “Restricted Territory”) for a period from the date of this Amendment and ending on January 18, 2013: (a) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a Competitive Business (as defined below); (b) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, Customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (c) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company’s subsidiaries or Affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company’s subsidiaries or Affiliates, or violate the terms of their contract with any of them. Employee shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business.”

3. Ratification of Employment Agreement. The terms and conditions of the Employment Agreement that have not been modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of this 26 day of February, 2010.

“Company”

DEER VALLEY HOMEBUILDERS, INC.

By:	/s/ Joel Stephen Logan, II
Name:
Its:

“Employee”

/s/ John Steven Lawler
John Steven Lawler, individually

Address:

2

Exhibit 31.01

CERTIFICATION PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

I, Charles G. Masters, certify that:

(1)	I have reviewed this annual report on Form 10-K of Deer Valley Corporation;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

(4)	The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted account principles;

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

(5)	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the smaller reporting company’s auditors and the audit committee of smaller reporting company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

/s/ Charles G. Masters
Charles G. Masters
President, Chief Executive Officer
Dated: March 29, 2010

Exhibit 31.02

CERTIFICATION PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

I, John S. Lawler, certify that:

(1)	I have reviewed this annual report on Form 10-K of Deer Valley Corporation;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the smaller reporting company as of, and for, the periods presented in this report;

(4)	The smaller reporting company’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the smaller reporting company and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the smaller reporting company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted account principles;

(c)	Evaluated the effectiveness of the smaller reporting company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the smaller reporting company’s internal control over financial reporting that occurred during the smaller reporting company’s most recent fiscal quarter (the smaller reporting company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the smaller reporting company’s internal control over financial reporting; and

(5)	The smaller reporting company’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the smaller reporting company’s auditors and the audit committee of smaller reporting company’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the smaller reporting company’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the smaller reporting company’s internal control over financial reporting.

/s/ John S. Lawler
John Steven Lawler
Chief Financial Officer
Dated: March 29, 2010

Exhibit 32.01

DEER VALLEY CORPORATION

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER

Solely for the purposes of complying with 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, I, Charles G. Masters, the undersigned President and Chief Executive Officer of Deer Valley Corporation (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2009 (the “Report”) as filed with the Securities and Exchange Commission on the date hereof:

1.	Fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	That the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Charles G. Masters
Charles G. Masters
President and Chief Executive Officer
March 29, 2010

Exhibit 32.02

DEER VALLEY CORPORATION

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

WRITTEN STATEMENT OF THE CHIEF FINANCIAL OFFICER

Solely for the purposes of complying with 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, I, John Steven Lawler, the undersigned Chief Financial Officer of Deer Valley Corporation (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2009 (the “Report”) as filed with the Securities and Exchange Commission on the date hereof:

1.	Fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	That the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ John S. Lawler
John Steven Lawler
Chief Financial Officer
March 29, 2010